Exhibit 10.1

REVOLVING CREDIT AGREEMENT

dated as of

September 30, 2011

between

SPS COMMERCE, INC.

as Borrower

and

JPMORGAN CHASE BANK, N.A.

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is made and entered into as of the 30th day of September, 2011 by and between SPS Commerce, Inc., a Delaware corporation (the “Borrower”) and JPMorgan Chase Bank, N.A., a national banking association (the “Bank”).

ARTICLE I.

Definitions

Section 1.1. Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular; and

(b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.

“Accounts” means all of the Borrower’s accounts, as such term is defined in the UCC, including without limitation the aggregate unpaid obligations of customers and other account debtors to the Borrower arising out of the sale or lease of goods or rendition of services by the Borrower on an open account or deferred payment basis.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) the securities of a corporation or of the outstanding ownership interests of a partnership or limited liability company or other business entity; provided that the term “Acquisition” shall exclude any acquisition of assets of a business entity that are comprised solely of capital assets that would constitute a Capital Expenditure as defined herein.

“Adjusted LIBO Rate” means, with respect to a LIBO Rate Advance for the relevant Interest Period, the quotient of (a) the LIBO Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (express as a decimal) applicable to such Interest Period.

“Adjusted One Month LIBO Rate” means, with respect to a CB Floating Rate Advance for any day, the sum of (i) 2.50% per annum plus (ii) the quotient of (a) the interest rate determined by the Bank by reference to the Page to be the rate at approximately 11:00 a.m. London time, on such date or, if such date is not a Business Day, on the immediately preceding Business Day for dollar deposits with a maturity equal to one (1) month, divided (b) one minus the Reserve Requirement (expressed as a decimal) applicable to dollar deposits in the London interbank market with a maturity equal to one (1) month.

“Advance” means a loan of funds by the Bank to the Borrower under the Credit Facility.

“Affiliate” means, with respect to a Person, (a) any officer of such Person or member of the board of directors or similar governing body of such Person, (b) any Person who, individually or with his immediate family owns or holds more than twenty percent (20%) of the voting interest in the subject Person, and (c) any Person controlled by, controlling or under common control with such Person, including (but not limited to) any Subsidiary of such Person. For purposes of this definition, “control,” when used with respect to a Person, emans the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Unless otherwise specified, “Affiliate” means an Affiliate of the Borrower.

“Agreement” means this Credit Agreement, as amended, supplemented or restated from time to time.

“Applicable Margin” means the percentages set forth below calculated based on the Net Working Capital for the most recently ended period of four consecutive fiscal quarters:

Net Working Capital	Applicable Margin for LIBO Rate Advances	Applicable Margin for CB Floating Rate Advances

Greater than or equal to $35,000,000	1.75%	<0.25	%>

Greater than or equal to $20,000,000 but less than $35,000,000	2.00%	0.00

Less than $20,000,000	2.25%	0.25%

Notwithstanding the foregoing, the Applicable Margin shall initially be 2.00% for LIBO Rate Advances and 0.00% for CB Floating Rate Advances. Commencing March 31, 2012, the Applicable Margin shall be adjusted once each fiscal quarter effective as of the date five (5) Business Days after the Bank’s receipt of the Borrower’s quarterly financial statements delivered pursuant to Section 5.1(b) hereof, based on the Net Working Capital for the period of four consecutive fiscal quarters then ended as reported in the quarterly or annual financial statements delivered by such times, as certified by the Borrower’s financial officer. In the event that such financial statements are not timely delivered as required by Section 5.1, the Applicable Margin shall be the highest percentage set forth above until such time as such financial statements are delivered, after which time the Applicable Margin shall be readjusted to the rate applicable to the Net Working Capital applicable to such statements.

“Asset Disposition” means the sale, sale and leaseback, transfer, conveyance, exchange, long-term lease accorded sales treatment under GAAP or similar disposition (including by means of a merger, consolidation, amalgamation, joint venture or other substantive combination) of any of the properties, business or assets (other than cash, Cash Equivalents, and sales of inventory in the ordinary course of business, but including the assignment of any lease, license or permit relating to any property) of the Borrower or any of its Subsidiaries to any Person or Persons.

“Banking Services” shall mean each and any of the following bank services provided to Borrower or any Guarantor or any of their respective Subsidiaries by the Bank or any of its Affiliates: (a) commercial credit cards and merchant processing services, (b) stored value cards, and (c) treasury management services (including, without limitation, international treasury, foreign exchange, Rate Protection Agreements, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Liabilities” of the Borrower means any and all obligations of the Borrower, any Guarantor or any of their respective Subsidiaries whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Board of Directors” means, the board of directors (or comparable managers) of the Borrower or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrowing Base” means at any time an amount equal to two hundred fifty percent (250%) of the Borrower’s Eligible Monthly Recurring Revenue.

The Bank may change the percentage set forth above at any time in its Permitted Discretion. The amount of the Borrowing Base shall be determined periodically from the most recent Borrowing Base Certificate and supporting reports delivered to the Bank pursuant to Section 5.1(c).

“Borrowing Base Certificate” means the certificate required by Section 5.1(c).

“Breakage Fee” shall have the meaning given such term in Section 2.6.

“Business Day” means (i) with respect to the Adjusted One Month LIBO Rate and any borrowing, payment or rate selection of LIBO Rate Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Minnesota and/or New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed.

“Capital Expenditures” shall mean any amount debited to the fixed asset account on the balance sheets of the Borrower and its Subsidiaries in respect of: (a) the acquisition (including, without limitation, acquisition by entry into a Capitalized Lease), construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or capitalized leaseholds; and (b) to the extent related to and not included in (a) above, materials, contract labor and direct labor (excluding expenditures charged to repairs or maintenance in accordance with GAAP).

“Capitalized Lease” shall mean any lease the obligations of the lessee under which constitute Capitalized Lease Obligations.

“Capitalized Lease Expenditures” of any Person means the total expenditures made by such Person on account of its Capitalized Lease Liabilities, determined in accordance with GAAP.

“Capitalized Lease Liabilities” of any Person means all monetary obligations of such Person under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capital leases, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash” means, as of any date, with respect to the Borrower, on a consolidated basis with its Subsidiaries, cash as of such date as determined in accordance with GAAP.

“Cash Collateral Deposit” means cash deposits in an amount equal to 105% of the Letter of Credit Obligations made by the Borrower to the Bank to be held by the Bank as Collateral pursuant to the Cash Collateral Deposit Agreement.

“Cash Collateral Deposit Agreement” means any agreement by and among the Borrower and the Bank to be entered into following the occurrence of an Event of Default as contemplated in Article VII hereof as the same may hereafter be amended, supplemented or restated from time to time.

“Cash Equivalents” means investments having a maturity of not greater than 12 months from the date of acquisition thereof in (a) obligations issued or unconditionally guaranteed by the United States of America or any agency thereof, (b) certificates of deposit of any commercial bank organized under the laws of the United States of America or any state thereof and having combined capital and surplus of at least $250,000,000, (c) commercial paper with a rating of at least Prime-1 by Moody’s Investors Service, Inc. or A-1 by Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies, Inc.), (d) a readily redeemable “money market mutual fund” sponsored by a bank described in clause (b) hereof, or a broker or dealer registered under the Securities Exchange Act of 1934, as amended, and having on the date of the investment capital of at least $50,000,000, which fund maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (c) hereof and given on the date of such investment a credit rating of at least AA by Moody’s Investors Service, Inc. or AA by Standard & Poor’s Ratings Group (a division of The McGraw-Hill Companies, Inc.) or (e) other investments agreed to from time to time between the Borrower and the Bank.

“CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall, on any day, not be less than the Adjusted One Month LIBO Rate on such day. The CB Floating Rate is a variable rate and any change in the CB Floating Rate due to any change in the Prime Rate or the Adjusted One Month LIBO Rate is effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBO Rate, respectively.

“CB Floating Rate Advances” means any Advance designated as such in a notice of borrowing under Section 2.1(a) or a notice of continuation or conversation under Section 2.1(a).

“Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty percent (30%), or more, of the Stock of Borrower having the right to vote for the election of members of the Board of Directors, (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (c) Borrower fails to own and control, directly or indirectly, 100% of the Stock of each Guarantor.

“Collateral” means all of the Borrower’s assets, including, without limitation, all of the Borrower’s Accounts, chattel paper (including, without limitation, electronic chattel paper and tangible chattel paper), commercial tort claims, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, patents, patent rights, copyrights, trademarks, trade names, goodwill, royalty rights, franchise rights, license rights, software and payment intangibles; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) proceeds of any and all of the foregoing; (iii) in the case of all tangible goods, all accessions; (iv) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any tangible goods; (v) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods; (vi) all collateral subject to the Lien of any Security Document; (vii) any money, or other assets of the Borrower, that now or hereafter come into the possession, custody or control of the Bank; and (viii) all supporting obligations.

“Collateral Account” has the meaning given in the Collateral Account Agreement.

“Collateral Account Agreement” means any Collateral Account Agreement or similar agreement by and among the Borrower and the Bank to be entered into upon or following the occurrence of an Event of Default as contemplated in Article VII hereof, as the same may hereafter be amended, supplemented or restated from time to time.

“Commitment” means the maximum principal amount of the Loan and Letter of Credit Obligations which may from time to time be outstanding hereunder, being initially $20,000,000, as the same may be reduced from time to time pursuant to Section 2.7, and, as the context may require, the agreement of the Bank to make the Loan to the Borrower and to issue Letters of Credit subject to the terms and conditions of this Agreement.

“Confidential Information” has the meaning given in Section 8.10.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Borrower on the Funding Date, and (b) any individual who becomes a member of the Board of Directors after the Funding Date if such individual was approved, appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Funding Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.

“Copyright Security Agreement” means, collectively, any Copyright Security Agreement from time to time executed by the Borrower in favor of the Bank as the same may hereafter be amended, supplemented or restated from time to time.

“Credit Facility” means the revolving credit facility being made available to the Borrower by the Bank pursuant to Article II.

“Current Assets” shall mean, as of any date, with respect to the Borrower on a consolidated basis with its Subsidiaries, current assets as of such date as determined in accordance with GAAP.

“Current Liabilities” shall mean, as of any date, with respect to the Borrower on a consolidated basis with its Subsidiaries, the sum of (i) current liabilities as of such date as determined in accordance with GAAP plus (ii) (A) for the period commencing on the Funding Date and ending on September 30, 2012, twenty percent (20%) of the then outstanding principal balance of the Note, (B) for the period commencing on October 1, 2012, and ending on September 30, 2013, twenty-five percent (25%) of the then outstanding principal balance of the Note, (C) for the period commencing on October 1, 2013, and ending on September 30, 2014, thirty-three percent (33%) of the then outstanding principal balance of the Note, (D) for the period commencing on October 1, 2014, and ending on September 30, 2015 fifty percent (50%) of the then outstanding principal balance of the Note, and (E) from and after October 1, 2015, one hundred percent (100%) of the then outstanding principal balance of the Note.

“Debt Offering” means the sale or issuance by the Borrower or any Subsidiary of any debt securities or other Debt consisting of indebtedness for borrowed money or indebtedness evidenced by bonds, debentures, notes or other similar instruments (other than purchase money indebtedness permitted by Section 6.2 and other than financing provided by a bank or other financial institution).

“Default” means an event that with the giving of notice or the passage of time or both would constitute an Event of Default.

“Default Period” means any period of time beginning on the day on which an Event of Default has occurred and ending on the date the Event of Default has been cured or on the date the Bank notifies the Borrower in writing that such Event of Default has been waived.

“Default Rate” means: (i) in the case of each LIBO Rate Advance, two percent (2.00%) in excess of the rate applicable before it became due for the duration of the Interest Period(s) then in effect, or (ii) for CB Floating Rate Advances and LIBO Rate Advances after the expiration of existing Interest Periods, two percent (2.00%) in excess of the CB Floating Rate in effect from time to time plus the Applicable Margin.

“EBITDA” shall mean, for any period, the sum of Net Income plus, to the extent deducted in the determination of Net Income, (i) all provisions for federal, state and other income tax of the Borrower and its Subsidiaries, (ii) Interest Expense, (iii) provisions for depreciation and amortization; excluding extraordinary gains and losses and other non-cash extraordinary items and (iv) non-cash compensation paid in the form of stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Eligible Monthly Recurring Revenue” means Monthly Recurring Revenue from Recurring Revenue Customers provided that Eligible Monthly Recurring Revenue shall not include Foreign Monthly Recurring Revenue or Government Monthly Recurring Revenue to the extent that the sum of Foreign Monthly Recurring Revenue plus Government Monthly Recurring Revenue exceeds fifteen percent (15%) of Monthly Recurring Revenue.

“Environmental Laws” has the meaning specified in Section 4.12.

“Equipment” means all of the Borrower’s equipment, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all present and future machinery, vehicles, furniture, fixtures, manufacturing equipment, shop equipment, office and recordkeeping equipment, parts, tools, supplies, and including specifically (without limitation) the goods described in any equipment schedule or list herewith or hereafter furnished to the Bank by the Borrower.

“Equity Offering” means the sale or issuance by the Borrower or any Subsidiary of any equity interests or beneficial interests (common stock, preferred stock, partnership interests, member interests or otherwise) or any options, warrants, convertible securities or other rights to purchase such equity interests or beneficial interests other than any sale or issuance pursuant to a Permitted Equity Offering.

“Event of Default” has the meaning specified in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Fixed Charge Coverage Ratio” shall mean the ratio of: (a) the sum of: (i) EBITDA; minus (ii) Non-Financed Capital Expenditures made during such period minus (iii) expenses for taxes paid and taxes accrued during such period, minus (iv) Restricted Payments, divided by (b) Fixed Charges.

“Fixed Charges” means for any fiscal period, the sum of: (a) principal payments (including, without limitation, the portion of any Capitalized Lease payment allocable to principal in accordance with GAAP) on the Interest Bearing Indebtedness (other than payments of principal on the Note) regularly scheduled to have been paid during such period; plus (b) Interest Expense.

“Foreign Person” means any Person not organized under the laws of any jurisdiction within the United States which shall not be a disregarded entity for U.S. income tax purposes.

“Foreign Monthly Recurring Revenue” means Monthly Recurring Revenue from Recurring Revenue Customers located outside of the United States of America or Canada (other than Quebec).

“Funding Date” has the meaning given in Section 2.1.

“GAAP” means generally accepted accounting principles at the time in the United States.

“General Intangibles” means all of the Borrower’s general intangibles, as such term is defined in the UCC, whether now owned or hereafter acquired, including (without limitation) all present and future patents, patent applications, copyrights, trademarks, trade names, trade secrets, customer or supplier lists and contracts, manuals, operating instructions, permits, franchises, the right to use the Borrower’s name, and the goodwill of the Borrower’s business.

“Government Monthly Recurring Revenue” means Monthly Recurring Revenue from Recurring Revenue Customer that are United States government or any unit or agency thereof.

“Guaranties” means collectively any Guaranties from time to time executed by any Guarantor in favor of the Bank, as the same may hereafter be amended, supplemented or restated from time to time.

“Guarantor” means SPS International, Inc., a Delaware corporation and any other Person who executed a Guaranty in favor of the Bank.

“Guarantor Security Agreements” means collectively any Security Agreements from time to time executed by any Guarantor in favor of the Bank, as the same may hereafter be amended, supplemented or restated from time to time.

“Indebtedness” shall mean, with respect to any Person and without duplication:

(a) its liabilities for borrowed money, including those evidenced by notes, bonds, debentures and similar instruments, and its redemption obligations in respect of mandatorily Redeemable Preferred Stock;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) all its Capitalized Lease Liabilities;

(d) all liabilities for borrowed money secured by any lien with respect to any property owned by such Person or payable out of the proceeds of the production of property or assets owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f) Banking Service Liabilities of such Person;

(g) the implied debt component of any off-balance sheet financing arrangement giving rise to any Off Balance Sheet Liabilities;

(h) Receivables Transaction Attributed Indebtedness;

(i) all its guarantees with respect to liabilities of a type described in any of clauses (a) through (h) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in the immediately preceding clauses (a) through (i) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names, or mask works.

“Interest Bearing Indebtedness” shall mean, at any date of determination, the outstanding principal balance of all interest bearing Indebtedness of the Borrower and its Subsidiaries.

“Interest Expense” shall mean, for any period, with respect to the Borrower on a consolidated basis with its Subsidiaries, interest expense during such period as determined in accordance with GAAP.

“Interest Period” means, with respect to a LIBO Rate Advance, a period of one (1), two (2) or three (3) month(s) commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one (1), two (2) or three (3) month(s) thereafter, as applicable, provided, however, that if there is no such numerically corresponding day in such first, second or third succeeding month(s), as applicable, such Interest Period shall end on the last Business Day of such first, second or third succeeding month(s), as applicable. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Inventory” means all of the Borrower’s inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of whole goods, finished goods, raw materials, spare parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.

“Investment” shall mean the acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of, or any interest in, another Person or any integral part of any business or the assets comprising such business or part thereof.

“Investment Property” means all of the Borrower’s investment property, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all securities, security entitlements, securities accounts, commodity contracts, commodity accounts, stocks, bonds, mutual fund shares, money market shares and U.S. Government securities.

“ISDA Agreement” means any ISDA Agreement from time to time executed by the Borrower, as the same may be amended, supplemented or restated from time to time.

“Landlord Waiver” means any landlord waiver from time to time executed by the landlord/owner of any Premises leased to the Borrower as required from time to time by the Bank in form and substance reasonably acceptable to the Bank in its discretion.

“Leases” means the leases to which the Borrower is a party including the leases of the Premises described on Schedule 4.1.

“Letter of Credit Agreements” is defined in Section 2.2(a).

“Letter of Credit Exposure” means, at any time, the Letter of Credit Obligations.

“Letter of Credit Obligations” means the aggregate amount of all possible drawings under all Letters of Credit plus all amounts drawn under any Letter of Credit and not reimbursed by the Borrower under the applicable Letter of Credit Agreement.

“Letters of Credit” means an irrevocable letter of credit, in form and substance satisfactory to the Bank, issued by the Bank pursuant to this Agreement for the account of the Borrower.

“LIBO Rate Advance” means any Advance designated as such in a notice of borrowing under Section 2.1(a) or a notice of continuation or conversion under Section 2.1(a).

“LIBO Rate” means, with respect to any LIBO Rate Advance for any Interest Period, the interest rate determined by the Bank by reference to Reuters Screen LIBO01, formerly known as Page 3750 of the Moneyline Telerate Service (together with any successor or substitute, the “Service”) or any successor or substitute page of the Service providing rate quotations comparable to those currently provided on such page of the Service, as determined by the agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market (the “Page”), to be the rate at approximately 11:00 a.m. London time, two Business Days prior to the commencement of the Interest Period for dollar deposits with a maturity equal to such Interest Period. If no LIBO Rate is available to the Bank, the applicable LIBO Rate for the relevant Interest Period shall instead by the rate determined by the Bank to be the rate at which the Bank offers to place U.S. dollar deposits having a maturity equal to such Interest Period with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including without limitation the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or subsequently acquired and whether arising by agreement or operation of law.

“Loan” means the revolving loan described in Section 2.1.

“Loan Documents” means this Agreement, the Note, the ISDA Agreement, the Security Documents, the Guaranties, the Guarantor Security Agreements, the Landlord Waiver, the Sweep Agreement, each Letter of Credit Agreement and any other document from time to time executed in connection herewith or related hereto, as the same may be amended, supplemented or restated from time to time.

“Lockbox” has the meaning given in the Lockbox Agreement.

“Lockbox Agreement” means any Lockbox Agreement or any similar agreement by and among the Borrower and the Bank to be entered into upon or following the occurrence of an Event of Default as contemplated in Article VII, as the same may hereafter be amended, supplemented or restated from time to time.

“Material Adverse Effect” means any of the following:

(i) a material adverse effect on the business, operations, assets, liabilities or financial condition of the Borrower and the Guarantors taken as a whole;

(ii) a material adverse effect on the ability of the Borrower or any Guarantor to perform their obligations under the Loan Documents;

(iii) a material adverse effect on the ability of the Bank to enforce the Obligations or to realize the intended benefits of the Security Documents, including a material adverse effect on the validity, enforceability or collectability of any Loan Document, or of rights against any Guarantor, or on the status, existence, perfection, priority or enforceability of any Lien securing payment or performance of the Obligations; or

(iv) any claim, litigation or proceeding against the Borrower or any Guarantor which has a reasonable probability of being adversely determined, and which, if determined adversely to the Borrower or such Guarantor would cause the Borrower or such Guarantor to be liable to pay an amount exceeding $1,000,000 which is not covered by insurance or would be an event described in clauses (i), (ii) and (iii) above.

“Maturity Date” means September 30, 2016.

“Measurement Date” means the last day of each fiscal quarter of the Borrower.

“Monthly Recurring Revenue” means net revenue booked in accordance with GAAP by the Borrower, any Guarantor or any of their respective Subsidiaries during any month from Recurring Revenue Customers.

“Net Income” shall mean, for any period, with respect to the Borrower on a consolidated basis with its Subsidiaries, cumulative net income earned during such period as determined in accordance with GAAP.

“Net Proceeds” means (a) with respect to any Asset Disposition, the net amount equal to the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such Asset Disposition minus the sum of (i) the reasonable attorneys’, accountants’, investment banking, financial advisory and other customary fees, commissions and expenses incurred by the Borrower or any of its Subsidiaries in connection with such Asset Disposition (other than amounts payable to Affiliates of the Person making such disposition), (ii) Debt, other than the Loan, required to be paid as a result of such Asset Disposition and (iii) federal, state and local taxes paid or reasonably estimated to be payable as a result of such Asset Disposition; and (b) with respect to any Equity Offering or Debt Offering, the net amount equal to the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such Equity Offering or Debt Offering minus the reasonable attorneys’, accountants’, investment banking, financial advisory and other customary fees, commissions and expenses incurred by the Borrower in connection with such Equity Offering or Debt Offering (other than amounts payable to Affiliates of the Person making such disposition).

“Net Working Capital” means as of any date, Current Assets minus Current Liabilities.

“Non-Financed Capital Expenditures” shall mean for any period, the portion of the Capital Expenditures made during such period which was not financed by purchase money indebtedness or Capitalized Leases.

“Note” means the Revolving Note of the Borrower described in Section 2.1, substantially in the form of Exhibit A hereto, and any note or notes issued in substitution therefor, as the same may hereafter be amended, supplemented or restated from time to time including all amendments, extensions and revenues thereof and notes taken in substitution therefor.

“Obligations” means the Note, all Banking Services Liabilities, all Rate Protection Obligations, the Letter of Credit Obligations and each and every other debt, liability and obligation of every type and description which the Borrower may now or at any time hereafter owe to the Bank or any of its Affiliates, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving the Bank or any of its Affiliates, alone or in a transaction involving other creditors of the Borrower, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including specifically, but not limited to, all indebtedness of the Borrower arising under this Agreement, the Note, the Loan Documents or any other loan or credit agreement between the Borrower and the Bank, whether now in effect or hereafter entered into.

“Off Balance Sheet Liabilities” of a Person shall mean (i) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to receivables sold by such Person or any of its Subsidiaries, (ii) any liability of such Person or any of its Subsidiaries under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (iii) any liability of such Person or any of its Subsidiaries under any financing lease or so-called “synthetic” lease transaction, or (iv) any obligations of such Person or any of its Subsidiaries arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.

“Page” has the meaning assigned to such term in the definition of LIBO Rate.

“Permitted Acquisition” means any Acquisition by the Borrower, or any Guarantor of any capital stock or other equity interests in another business entity, or of any amount of the assets of another business entity that complies with the following terms and conditions:

(a) if acquiring a business entity, such business entity must be in the same line of business as the Borrower, unless the Bank’s prior written consent is obtained, with such consent to be provided in the Bank’s Permitted Discretion;

(b) (i) the aggregate purchase price for such Acquisition, including assumed debt, earn-outs and any non-cash purchase price consideration, shall not exceed $20,000,000, and (ii) the aggregate purchase price for such Acquisition, including assumed debt, earn-outs and any non-cash purchase price consideration, together with the aggregate consideration paid in connection with all Acquisitions occurring during the trailing twelve (12) months from such Acquisition consummation when added to the aggregate amount of Permitted Investments made by the Borrower under Section 6.4(d), does not in the aggregate exceed $30,000,000, provided, however, that such $30,000,000 limit shall be increased to $40,000,000 if no proceeds of the Note have been used to finance such Acquisition or any other Acquisitions occurring during the trailing twelve (12) months from such Acquisition consummation;

(c) after giving effect to such Acquisition and the incurrence of any Indebtedness in connection therewith, (i) no Default or Event of Default shall exist, (ii) the Borrower shall be in compliance on a pro-forma basis with the financial covenants set forth in this Agreement hereof recomputed as of the most recently ended twelve-month period for which information is available regarding the business being acquired, and for all periods following the consummation of such Acquisition for which projections have been prepared (such projections subject to the qualifications in Section 4.14), based on the projected combined operating results of the targeted business and of the Borrower and its then-existing Subsidiaries, each on a consolidated basis, and (iii) the Borrower shall be in compliance with all other terms and conditions contained in this Agreement;

(d) contemporaneously with the closing of such Acquisition, for any Acquisition of capital stock or other equity interests of a Person (other than a Foreign Person), Borrower shall cause such Person (together with, if applicable, any Subsidiary (other than a Foreign Person) of Borrower used to acquire such equity interest) to become a part of this Agreement as a Borrower or a Guarantor hereunder by executing and delivering a Guaranty pursuant to which such Person guarantees the Obligations and, if required by Bank, a Security Agreement or a Guarantor Security Agreement, as applicable, together with such other documents as the Bank may reasonably require, each in form and substance acceptable to the Bank;

(e) contemporaneously with the closing of such Acquisition, the Bank shall have been granted a security interest in all of the equity interests of such Person (other than a Foreign Person) being purchased in such Acquisition pursuant to a Pledge Agreement executed by the Person (other than a Foreign Person) owning all of the equity interest of such Person pursuant to which the applicable percentage of the issued and outstanding capital stock or membership interests of such Person are pledged to the Bank as security for the Obligations together with such other documents, instruments and agreements as the Bank may reasonably require, all in form and substance acceptable to the Bank;

(f) the outstanding principal balance of the Advances minus that portion of the Borrower’s Cash and Cash Equivalents in excess of $10,000,000 shall not exceed seventy-five percent (75%) of the lesser of (i) the Borrowing Base or (ii) the Commitment after giving effect to such proposed Acquisition;

(g) The acquired entity and or the assets acquired shall be acquired on a non-hostile basis;

(h) If the Acquisition is an acquisition of ownership interests, the Borrower shall purchase, or purchase through a Subsidiary, at least fifty-one percent (51%) of the outstanding ownership interests of such acquired entity;

(i) as soon as available, but in any event not less than five (5) Business Days prior to the consummation of such Acquisition, the Borrower shall have provided prior written notice of such Acquisition to the Bank and upon request, shall promptly provide Bank with true, correct and complete copies of all acquisition-related documents together with such other documents, reports, searches, instruments and information as the Bank may reasonably request, to the extent such items are already in the possession of the Borrower; and

(j) as soon as available, but in any event not less than five (5) Business Days prior to the consummation of such Acquisition, the Borrower shall have provided to the Bank historical financial statements of the acquired entity, to the extent available, for the previous three (3) fiscal years, but in no event less than the previous twelve (12) months, together with the calculations required by clause (c) of this definition of Permitted Acquisition.

“Permitted Discretion” means a determination made in good faith and in the exercise of the Bank’s reasonable business judgment, from the perspective of a secured asset-based lender.

“Permitted Equity Offering” means any stock option plan or issuance by the Borrower pursuant to which stock options, warrants, restricted stock or similar equity interests in Borrower are issued to key management, directors, or officers of Borrower, along with stock or other equity interests purchased upon the exercise of such stock options, warrants, or similar equity interests so long as such options, warrants, or similar equity interests, if fully exercised or vested, would not result in the issuance of more than the greater of (a) 20% or (b) the maximum percentage permitted under any stock option plan or issuance document in existence as of the Funding Date, in each case of the issued and outstanding ownership interests of such Borrower to such key management.

“Permitted Investments” has the meaning given in Section 6.4.

“Permitted Liens” has the meaning given in Section 6.1.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means an employee benefit plan or other plan maintained for the Borrower’s employees and covered by Title IV of ERISA.

“Pledge Agreement” means, any Pledge Agreements from time to time executed and delivered by the Borrower or any Guarantor in favor of the Bank, as the same may hereafter be amended, supplemented or restated from time to time.

“Preferred Stock” shall mean any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

“Premises” means all premises where the Borrower conducts its business and has any rights of possession, described on Schedule 4.1 attached hereto.

“Prime Rate” means the rate of interest from time to time announced by the Bank or its parent as its “Prime Rate”. The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date the change is announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE THE BANK’S LOWEST RATE.

“Qualified Receivables Transaction” shall mean any transaction or series of transactions that may be entered into by the Borrower or any Subsidiary pursuant to which the Borrower or any Subsidiary may sell, convey or otherwise transfer to a newly-formed Subsidiary or other special-purpose entity, or any other Person, any accounts or notes receivable and rights related thereto on a limited recourse basis, provided that such sale, conveyance or transfer qualifies as a sale under GAAP.

“Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate options contract or similar agreement or arrangement between the Borrower, any Guarantor and the counter-party (the “Rate Protection Provider”) designed to protect the Borrower or such Guarantor against fluctuations in interest.

“Rate Protection Obligations” shall mean the liabilities, indebtedness, and obligations of the Borrower, or any Guarantor, if any, to the Rate Protection Provider under any Rate Protection Agreement.

“Receivables Transaction Attributed Indebtedness” shall mean the aggregate amount of obligations outstanding under the legal documentation entered into as part of any Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

“Recurring Revenue Customer” means customers of the Borrower, any Guarantor or any of their respective Subsidiaries with written contracts to pay the Borrower, such Guarantor, or such Subsidiary, as the case may be, monthly fees.

“Redeemable” shall mean, with respect to the capital stock of any Person, each share of such Person’s capital stock that is:

(a) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into Indebtedness of such Person (a) at a fixed or determinable date, whether by operation of sinking fund or otherwise, (b) at the option of any Person other than such Person, or (c) upon the occurrence of a condition not solely within the control of such Person; or

(b) convertible into other Redeemable capital stock or other equity interests.

“Regulatory Change” shall mean, as to the Bank, any change (including any scheduled change) applicable to a class of banks which includes the Bank in any:

(a) federal or state law or foreign law; or

(b) regulation, interpretation, directive or request (whether or not having the force of law) of any court or governmental authority charged with the interpretation or administration of any law referred to in clause (a) of this definition or of any fiscal, monetary or other authority having jurisdiction over such class of banks; or

(c) the adoption after the date hereof of any new or final law, regulation, interpretation, directive or request applicable to a class of banks which includes the Bank.

“Reportable Event” has the meaning assigned to that term in Title IV of ERISA.

“Reserve Requirement” means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D.

“Restricted Payments” has the meaning assigned to such term in Section 6.5.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Security Agreement” means, collectively, any Security Agreement from time to time executed by the Borrower in favor of the Bank, as the same may hereafter be amended, supplemented or restated from time to time.

“Security Documents” means any document delivered to the Bank from time to time to secure the Obligations including, without limitation, the Security Agreement, the Copyright Security Agreement, the Trademark Security Agreement, the Guarantor Security Agreement, any Cash Collateral Deposit Agreement, any Collateral Account Agreement, and any Lockbox Agreement, as the same may hereafter be amended, supplemented or restated from time to time.

“Security Interest” means the security interests and/or Liens granted by the Borrower to the Bank pursuant to the Security Documents.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsidiary” means any corporation or limited liability company of which more than fifty percent (50%) of the outstanding shares of capital stock or membership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or governors, as the case may be of such corporation or limited liability company, as the case may be, irrespective of whether or not at the time stock or membership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower or any Guarantor, by the Borrower or any Guarantor and one or more other Subsidiaries, or by one or more Subsidiaries.

“Sweep Agreement” means any End of Day Investment & Loan Sweep Service Terms executed from time to time by the Borrower and the Bank and any similar agreement.

“Termination Date” means the earliest of (i) the Maturity Date, (ii) the date the Bank terminates the Commitment pursuant to Section 7.2(a), (iii) the date the Borrower terminates the Credit Facility, or (iv) the date the Bank demands payment of the Obligations in full after an Event of Default pursuant to Section 7.2.

“Trademark Security Agreement” means, collectively, any Trademark Security Agreement from time to time executed by the Borrower in favor of the Bank, as the same may hereafter be amended, supplemented or restated from time to time.

“UCC” means the Uniform Commercial Code as in effect from time to time in the state designated in Section 9.13 as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion hereof.

Section 1.2. Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(i) The words “hereof,” “herein,” hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(ii) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(b) The term “including” is not limiting and means “including without limitation.”

(i) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(ii) The term “property” includes any kind of property or asset, real, personal or mixed, tangible or intangible.

(iii) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(c) Unless the context otherwise clearly requires, (i) references to agreement (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation, (iii) references to any Person shall be deemed to include such Person’s successors and assigns, but only to the extent such succession or assignment is not prohibited by the terms of any Loan Documents, and (iv) reference to a Person in a particular capacity shall be deemed to exclude such Person in any other capacity or individually.

(d) If there is any conflict between this Agreement and any other Loan Document, this Agreement and such other Loan Document shall be construed and interpreted, if possible, to avoid or minimize such conflict, but to the extent of any remaining conflict this Agreement shall prevail and control.

(e) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Bank, the Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Bank merely because of the Bank’s involvement in its preparation.

Section 1.3. Accounting Matters.

(a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied; provided that all computations determining compliance with Articles V and VI, including the definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare the financial statements to be delivered to the Bank pursuant to Section 5.1.

In addition, if after the date hereof there is any change in GAAP which either the Bank or the Borrower determines has an adverse effect upon the utility of the then-effective financial covenants or other provisions as a measure of the Borrower’s financial condition or operating performance, then following notice from the Borrower to the Bank or from the Bank to the Borrower, the parties shall negotiate in good faith regarding appropriate amendments to this Agreement to eliminate the effect of such change, and until agreement on such amendment shall be reached such provisions shall be interpreted on the basis of GAAP as in effect immediately prior to such changes.

(b) References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Borrower, and references to a particular fiscal year shall be deemed to refer to the fiscal year ending in such specified calendar year.

ARTICLE II.

Amount and Terms of the Credit Facility

Section 2.1. Advances. The Bank agrees on the terms and subject to the conditions herein set forth, to make Advances to the Borrower under this Section 2.1 (the “Loan”) from time to time from the date all the conditions set forth in Section 3.1 are satisfied (the “Funding Date”) to the Termination Date. The Bank shall have no obligation to make Advances if, after giving effect to such requested Advances, the sum of (a) the outstanding and unpaid Advances under this Section or otherwise plus (b) the Letter of Credit Obligations would exceed the lesser of (a) the Commitment or (b) the Borrowing Base. The Borrower’s obligation to pay the Advances under this Section shall be evidenced by the Note and shall be secured by the Collateral. Within the limits set forth in this Section, the Borrower may borrow, prepay pursuant to Section 2.7 and re-borrow Advances. Interest accruing on all CB Floating Rate Advances under the Note shall be due and payable in arrears on the last day of each month and on the Termination Date. Interest accruing on all LIBO Rate Advances under the Note shall be due and payable on the last day of the applicable Interest Period and on the Termination Date. The principal balance of the Note, together with unpaid accrued interest, shall be due and payable in full on the Termination

Date. The Advances shall be constituted of LIBO Rate Advances and CB Floating Rate Advances as shall be selected by the Borrower, except as otherwise provided herein. Any combination of types of Advances may be outstanding at the same time, except that the total number of outstanding LIBO Rate Advances under the Note shall not exceed four (4) at any time. Each LIBO Rate Advance shall be in a minimum amount of $500,000 or an integral multiple of $500,000 above such amount. Advances shall be made from time to time pursuant to the Sweep Agreement, and all Advances under the Sweep Agreement shall be CB Floating Rate Advances. The Borrower agrees to otherwise comply with the following procedures in requesting Advances under this Section:

(a) The Borrower shall make each request for a LIBO Rate Advance to the Bank before 11:00 a.m. (Minneapolis time) three (3) Business Days prior to the date of the requested Advance. The Borrower shall make each request for a CB Floating Rate Advance before 11:00 a.m. (Minneapolis time) on the day of the requested Advance. Requests may be made in writing, or by facsimile, in all cases on Borrower’s letterhead specifying the date of the requested Advance and the type or types of Advances comprising such Advance, and if such Advance shall include LIBO Rate Advances, the initial Interest Periods for such LIBO Rate Advances. Each request shall be by (i) any officer of the Borrower; or (ii) any person designated as the Borrower’s agent in a writing delivered to the Bank by any officer of the Borrower referenced within the certificate delivered pursuant to clause (iii) of Section 3.1(h); or (iii) any person whom the Bank reasonably believes to be an officer of the Borrower or such a designated agent.

(b) Unless the Bank determines that any applicable condition specified in Article III has not been satisfied, the Bank will make the proceeds of each Advance available to the Borrower at the Bank’s principal office in Minneapolis, Minnesota in immediately available funds not later than 3:00 p.m., Minneapolis time, on the lending date so requested (provided that Advances made pursuant to the Sweep Agreement may be made at a later time on such day).

(c) Letters of Credit. Any request by the Borrower for the issuance of Letters of Credit shall be in writing and must be given so as to be received by the Bank not later than: 11:00 a.m., Minneapolis time, three (3) Business Days prior to the requested issuance date with respect to the issuance of Letters of Credit.

(d) Continuation or Conversion of Advances. The Borrower may elect to (i) continue any outstanding LIBO Rate Advance from one Interest Period into a subsequent Interest Period to begin on the last day of the earlier Interest Period, or (ii) convert any outstanding LIBO Rate Advance into a CB Floating Rate Advance (on the last day of an Interest Period only) or convert any outstanding CB Floating Rate Advance into a LIBO Rate Advance (on any Business Day), by giving the Bank notice in writing, promptly confirmed in writing, given so as to be received by the Bank not later than:

(i) 11:00 a.m., Minneapolis time, on the date of the requested continuation or conversion, if the continuing or converted Advance shall be a CB Floating Rate Advance; or

(ii) 11:00 a.m., Minneapolis time, three (3) Business Days prior to the date of the requested continuation or conversion, if the continuing or converted Advance shall be a LIBO Rate Advance.

Each notice of continuation or conversion of a Advance shall specify (i) the effective date of the continuation or conversion date (which shall be a Business Day), (ii) the amount and the type or types of Advances following such continuation or conversion (subject to the limitation on amount set forth above in this Section 2.1), and (iii) for continuation as, or conversion into, LIBO Rate Advances, the Interest Periods for such Advances. Absent timely notice of continuation or conversion, following expiration of an Interest Period unless the LIBO Rate Advance is paid in full the principal amount of any LIBO Rate Advance under the Loan shall continue as a CB Floating Rate Advance. No Advance shall be continued as, or converted into, a LIBO Rate Advance if the shortest Interest Period for such Advance may not transpire prior to the Maturity Date (in the case of a LIBO Rate Advance under the Loan), or if a Default or Event of Default shall exist.

Section 2.2. Letters of Credit.

(a) Letters of Credit. Upon the terms and subject to the conditions of this Agreement, and on the conditions that (i) the aggregate Letter of Credit Obligations shall never exceed $5,000,000, and (ii) the sum of Letter of Credit Obligations plus outstanding and unpaid Advances shall never exceed the lesser of (I) the Commitment or (II) the Borrowing Base, the Borrower may request that the Bank issue Letters of Credit for the account of the Borrower, by making such request to the Bank (such letters of credit as any of them may be amended, supplemented, extended or confirmed from time to time, being herein collectively called the “Letters of Credit”), and the Bank agrees, on the terms and subject to the conditions herein set forth, to issue such Letters of Credit to Borrower.

(b) Additional Provisions. The following additional provisions shall apply to each Letter of Credit:

(i) All Letters of Credit shall be issued prior to the Maturity Date and shall expire not more than one year after issuance thereof (except for standard “evergreen” Letters of Credit in form reasonably acceptable to the Bank) and no less than five (5) Business Days prior to the Maturity Date (provided that any Letter of Credit may expire after the Maturity Date so long as the Borrower has made a Cash Collateral Deposit).

(ii) The Commitment of the Bank shall be deemed to be utilized for all purposes (other than the incurrence of interest) in an amount equal to the Letter of Credit Obligations.

(iii) Upon receipt from the beneficiary of any Letter of Credit of any demand for payment thereunder, the Bank shall promptly notify the Borrower of the amount to be paid as a result of such demand and the payment date.

(iv) The Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse the Bank for any amount paid by the Bank upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind, all of which are hereby waived. Such reimbursement may, subject to satisfaction of the conditions in Article III hereof and to the available Commitment (after adjustment in the same to reflect the elimination of the corresponding Letter of Credit Obligation), be made by the borrowing of Loans.

(v) The Borrower’s obligation to reimburse the Bank for any amount paid by the Bank upon any drawing under any Letter of Credit shall be performed strictly in accordance with the terms of this Agreement and the applicable Letter of Credit Agreement under any and all circumstances whatsoever and irrespective of (A) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (B) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (C) payment by the Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (D) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (v), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. The Bank shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Bank; provided that the foregoing shall not be construed to excuse the Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby, waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Bank (as finally determined by a court of competent jurisdiction), the Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing, and without limiting the generality thereof, the parties hereto expressly agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of the Letter of Credit, the Bank may, in its sole discretion, and in the absence of gross negligence or willful misconduct on the part of the Bank, either accept and make payment upon such documents without responsibility for further investigation or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(vi) The Borrower will pay to the Bank letter of credit fees with respect to each Letter of Credit equal to an amount, calculated on the basis of face amount of each Letter of Credit, in each case for the period from and including the date of issuance of such Letter of Credit to and including the date of expiration or termination thereof at a per annum rate equal to the Applicable Margin for LIBO Rate Advances under the Loan with such accrued fees to be due and payable quarterly in arrears on the last Business Day of each quarter and on the Termination Date. For the avoidance of doubt, no fronting fees shall be assessed for the issuance, renewal or extension of any Letter of Credit. Upon the occurrence of an Event of Default and during its continuance, the letter of credit fee payable pursuant to the preceding sentence shall be increased by 2.00% per annum. All fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.

(vii) The issuance by the Bank of each Letter of Credit shall be subject to the conditions precedent that (A) the Borrower shall have executed and delivered such applications and other instruments and agreements relating to such Letter of Credit as the Bank shall have reasonably requested and are not inconsistent with the terms of this Agreement (the “Letter of Credit Agreements”); (B) the Borrower shall pay administrative fees (including issuance, drawing, amendment and other fees) to the Bank in accordance with its fee schedule in effect from time to time; (C) the Bank shall be satisfied with the form, substance and beneficiary of each such Letter of Credit, and (D) there shall have been no statutory or regulatory change or directive affecting the issuance by the Bank of letters of credit. In the event of a conflict between the terms of this Agreement and the terms of any Letter of Credit Agreement (including the charging of any fees other than normal and customary reimbursable expenses), the terms hereof shall control.

(c) Indemnification; Release. The Borrower hereby indemnifies and holds harmless the Bank from and against any and all claims and damages, losses, liabilities, costs or expenses which the Bank may incur (or which may be claimed against the Bank by any Person whatsoever), regardless of whether caused in whole or in part by the negligence of any of the indemnified parties, in connection with the execution and delivery of any Letter of Credit or transfer of or payment or failure to pay under any Letter of Credit; provided that the Borrower shall not be required to indemnify any party seeking indemnification for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the party seeking indemnification, or (ii) by the bad faith failure of the party seeking indemnification to pay under any Letter of Credit after the presentation to it of a request required to be paid under applicable law.

Section 2.3. Interest; Default Interest; Participations; Usury; Late Charges.

(a) Note. Except as set forth in subsections (b) and (d) below, (i) the unpaid principal amount of each LIBO Rate Advance shall bear interest prior to maturity at a rate per annum equal to the Adjusted LIBO Rate in effect for each Interest Period for such LIBO Rate Advance plus the Applicable Margin and (ii) the unpaid principal amount for each CB Floating Rate Advance shall bear interest prior to maturity at the CB Floating Rate plus the Applicable Margin.

(b) Default Interest Rate. At any time during any Default Period, in the Bank’s sole discretion and without waiving any of its other rights and remedies, the principal amount outstanding from time to time on the Note shall bear interest at the Default Rate, effective for any portion of that Default Period designated by the Bank from time to time during that Default Period.

(c) Participations. If any Person shall acquire a participation in the Loans under this Agreement, the Borrower shall be obligated to pay the full amount of all interest calculated under, along with all other fees, charges and other amounts due under this Agreement, regardless if such Person elects to accept interest with respect to its participation at a lower rate than the rate otherwise set forth herein, or otherwise elects to accept less than its prorata share of such fees, charges and other amounts due under this Agreement.

(d) Usury. In any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law. Notwithstanding anything to the contrary contained in any Loan Document, all agreements which either now are or which shall become agreements between the Borrower and the Bank is hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws. If any payments in the nature of interest, additional interest and other charges made under any Loan Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of the Borrower and the Bank. This provision shall never be superseded or waived and shall control every other provision of the Loan Documents and all agreements between the Borrower and the Bank, or their successors and assigns.

(e) Late Charges. If any installment of principal or interest on the Note is not paid within fifteen (15) days of the due date thereof, the Borrower shall pay to the Bank, a late charge equal to three percent (3.00%) of the amount of such installment.

Section 2.4. Fees.

(a) Unused Line Fee. For purposes of this Section 2.4(b), “Unused Amount” means the Commitment, minus the outstanding Advances and the Letter of Credit Obligations. The Borrower agrees to pay to the Bank an unused line fee at the rate of one quarter of one percent (0.25%) per annum on the average daily Unused Amount from the date of this Agreement to and including the Termination Date due and payable monthly in arrears on the first day of each calendar month and on the Termination Date.

(b) Audit Fees. The Borrower hereby agrees to pay the Bank, on demand, audit fees in connection with audits or inspections conducted by the Bank of any Collateral or the Borrower’s operations or business, at the rates established from time to time by the Bank as its audit fees together with all actual out-of-pocket costs and expenses incurred in conducting such audits or inspections. The Bank’s current audit fees for such audits are $125 per hour per auditor, but the Bank reserves the right to increase such fees from time to time. Prior to the occurrence of an Event of Default, the Borrower shall not be required to pay for more than one such audit per year. Following the occurrence and during the continuance of an Event of Default, the Borrower shall pay for any and all such audits conducted by the Bank.

Section 2.5. Computation of Interest and Fees. Interest accruing on the outstanding principal balance of the Note with respect to LIBO Rate Advances and fees hereunder outstanding from time to time shall be computed on the basis of actual number of days elapsed in a year of 360 days and interest accruing on the outstanding principal balance of the Note with respect to CB Floating Rate Advances outstanding from time to time shall be computed on the basis of actual number of days elapsed in a year of 365/366 days.

Section 2.6. Regulatory Change; Deposits Unavailable or Interest Rate Unascertainable or Inadequate; Impracticability; Illegality; Breakage Fee.

(a) Regulatory Change. Notwithstanding any other provision herein, if any Regulatory Change shall change the basis of taxation of payments to the Bank of the principal of or interest on the Note with respect to LIBO Rate Advances or any other fees or amounts payable hereunder with respect to LIBO Rate Advances (other than taxes imposed on the overall net income of the Bank by the jurisdiction in which the Bank has its principal office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable with respect to LIBO Rate Advances, any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit or loan commitments extended by, the Bank or imposed on the Bank or the London interbank market any other condition affecting this Agreement or on the Note with respect to LIBO Rate Advances, and the result of any of the foregoing shall be to increase the cost to the Bank of making or maintaining the Loan with respect to LIBO Rate Advances or the Note evidencing the foregoing LIBO Rate Advances or to reduce the amount of any sum received or receivable by the Bank hereunder (whether of principal, interest or otherwise) with respect to LIBO Rate Advances, by an amount deemed by the Bank to be material, then Borrower shall pay to the Bank, upon the Bank’s demand, such additional amount or amounts as will compensate the Bank for such additional costs or reduction. A statement from the Bank setting forth such amount or amounts as shall be necessary to so compensate the Bank and the determination thereof in reasonable detail shall be delivered to Borrower and shall, in the absence of manifest error, be conclusive and binding upon Borrower. Borrower shall pay the Bank the amount shown as due on any such statement within five (5) Business Days after its receipt of the same. Failure on the part of the Bank to demand compensation for any increased costs or reduction in amounts received or receivable with respect to any of the Note, or the Loan shall not constitute a waiver of the Bank’s rights to demand compensation for any increased costs or reduction in amounts received or receivable. The protection under this paragraph shall be available to the Bank regardless of any possible contention of the invalidity or inapplicability of any law, regulation or directive which shall give rise to any demand by the Bank. Bank shall promptly give Borrower written notice of any circumstance which may result in increased costs or a reduction in amounts received or receivable by the Bank under this Section; provided, however, that Borrower’s liability for additional amounts computed in accordance with this Section shall be neither changed nor waived by any delay in giving or the failure to give such notice, provided further that the Borrower shall not be required to compensate the Bank pursuant to this Section for any increased costs incurred or reductions occurring more than one hundred eighty (180) days prior to the date of such notice (except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

(b) Deposits Unavailable or Interest Rate Unascertainable or Inadequate; Impracticability. If the Bank reasonably determines (which determination shall be conclusive and binding on the parties hereto) that:

(i) deposits of the necessary amount for the relevant Interest Period for any LIBO Rate Advance are not available in the relevant markets or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period;

(ii) the Adjusted LIBO Rate will not adequately and fairly reflect the cost to the Bank of making or funding the LIBO Rate Advance for a relevant Interest Period; or

(iii) the making or funding of LIBO Rate Advances has become impracticable as a result of any event occurring after the date of this Agreement which, in the opinion of the Bank, materially and adversely affects such LIBO Rate Advances or the Commitment or the relevant market;

the Bank shall promptly give notice of such determination to the Borrower, and (i) any notice of a new LIBO Rate Advance previously given by a

Borrower and not yet borrowed or converted shall be deemed to be a notice to make a CB Floating Rate Advance, and (ii) the Borrower shall be obligated to either prepay in full any outstanding LIBO Rate Advances, without premium or penalty on the last day of the current Interest Period with respect thereto or convert any such LIBO Rate Advance to a CB Floating Rate Advance on such last day until such time as the Bank notifies the Borrower that the circumstances giving rise to such notice no longer exist (which notice shall be given promptly after such circumstance shall cease to exist).

(c) Illegality. Notwithstanding anything to the contrary herein contained, if any Regulatory Change shall make it unlawful for the Bank to make or maintain the Loan at a rate determined by reference to the LIBO Rate or to give effect to its obligations as contemplated hereby, then, by written notice to Borrower, the Bank may until such time as the Bank notifies the Borrower that the circumstances giving rise to such notice no longer exist (which notice shall be given promptly after such circumstance shall cease to exist):

(i) declare that a rate determined by reference to the LIBO Rate will not thereafter be made available to Borrower hereunder; and

(ii) require that the interest rate on the Note be converted from a rate determined by reference to the Adjusted LIBO Rate as defined herein to the CB Floating Rate.

(d) Breakage Fee. The Borrower shall compensate the Bank, upon its written request, for all losses, expenses and liabilities (including any interest paid by the Bank to lenders of funds borrowed by it to make or carry LIBO Rate Advances to the extent not recovered by the Bank in connection with the re-employment of such funds and including loss of anticipated profits) which the Bank may sustain: by reason of any action or failure to act by the Borrower, a funding of a LIBO Rate Advance does not occur on the date specified therefor in the Borrower’s request or notice as to such Advance under Section 2.1. In the event of (a) the payment of any principal of any LIBO Rate Advance other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBO Rate Advance other than on the last day of the Interest Period applicable thereto, or (c) the failure by Borrower to borrow, convert, continue or prepay any LIBO Rate Advance on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate the Bank for the loss, cost and expense attributable to such event. In the case of a LIBO Rate Advance, such loss, cost or expense to the Bank shall be deemed to include the amount determined by the Bank to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such LIBO Rate Advance had such event not occurred, at the Adjusted LIBO Rate plus the Applicable Margin that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which the Bank would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of the Bank setting forth any amount or amounts that the Bank is entitled to receive pursuant to this Section and showing the calculation thereof in reasonable detail (any and all such amounts being individually and collectively defined herein as a “Breakage Fee”) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Bank the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

Section 2.7. Voluntary Prepayments; Optional Reduction or Termination of Commitment.

(a) Voluntary Prepayments. Except as otherwise provided herein, the Borrower may prepay the Advances in whole at any time or from time to time in part. Advances shall also be prepaid in accordance with the Sweep Agreement. The Borrower may, by written notice to the Bank on Borrower’s letterhead not later than 11:00 a.m., Minneapolis time, three (3) Business Days’ prior to such payment for LIBO Rate Advances, or on the date of the payment for CB Floating Rate Advances, prepay the Loans on any Business Day, in whole or in part, at any time subject to the provisions of Section 2.6, without any other premium or penalty.

(b) Optional Reduction or Termination of Commitment. The Borrower may, at any time, upon no less than three (3) Business Days prior written notice received by the Bank, reduce the Commitment of the Bank, such reduction to be in a minimum amount of $2,500,000 or an integral multiple of $500,000 if more. Upon any reduction in the Commitment pursuant to this Section, the Borrower shall pay to the Bank the amount, if any, by which the unpaid principal amount of outstanding Advances plus the Letter of Credit Obligations exceeds the Commitment as so reduced. Amounts so paid cannot be reborrowed. The Borrower may, at any time, upon not less than three (3) Business Days prior written notice to the Bank, terminate the Commitment in its entirety. Upon termination of the Commitment pursuant to this Section, the Borrower shall pay to the Bank the full amount of all outstanding Advances, all accrued and unpaid interest thereon, all unpaid Unused Line Fees accrued to the date of such termination. All payments described in this Section are subject to the provisions of Section 2.6. The foregoing termination or reduction fee shall be automatically waived by Bank and shall not apply if the Borrower refinances the Credit Facility with a new bank credit facility provided by Bank or an Affiliate of Bank so long as such new bank credit facility is the same size or larger than the existing Credit Facility. Notwithstanding the foregoing, the Commitment may not be reduced to an amount below the sum of the outstanding Letter of Credit Obligations, or terminated if Letters of Credit are outstanding, unless the Borrower and the Bank otherwise reasonably agree in writing.

Section 2.8. Mandatory Prepayments.

(a) If at any time the sum of (i) the principal amount of the Loan outstanding plus (ii) the Letter of Credit Obligations exceeds the lesser of (i) the Borrowing Base or (ii) the Commitment, then the Borrower shall immediately, upon receipt of notice from the Bank, prepay the Loan and/or if one or more Letters of Credit are outstanding, make a Cash Collateral Deposit to secure reimbursement of amounts available to be drawn thereunder, in an aggregate amount equal to such excess. Notwithstanding the provisions of Section 8.3, any notice provided by the Bank pursuant to this Section 2.8(a) may be provided orally or in writing and may be provided by voice mail, e-mail, or other electronic transmission to any officer of the Borrower.

(b) Within five (5) Business Days of receipt by the Borrower or any of its Subsidiaries of any Net Proceeds with respect to an Asset Disposition, the Borrower shall prepay the Loan (and/or make a Cash Collateral Deposit with respect to Letters of Credit) in an amount equal to 100% of such Net Proceeds.

(c) Within five (5) Business Days of receipt by the Borrower or any Subsidiary of any Net Proceeds with respect to a Debt Offering, the Borrower shall prepay the Loan (and/or make a Cash Collateral Deposit with respect to Letters of Credit) in an amount equal to 100% of the Net Proceeds of such Debt Offering. On or prior to the date of such Debt Offering or, if later, the date such prepayment is to be made, the Borrower agrees to provide the Bank with calculations used by the Borrower in determining the amount of any such prepayment under this Section 2.8(c). Nothing in this Section 2.8(c) shall be deemed to constitute a waiver or modification of Section 6.2.

(d) Within two Business Days of receipt by the Borrower or any Subsidiary of any Net Proceeds with respect to an Equity Offering, the Borrower shall prepay the Loan (and/or make a Cash Collateral Deposit with respect to Letters of Credit) in an amount equal to 100% of the Net Proceeds of such Equity Offering. On or prior to the date of such Equity Offering or, if later, the date such prepayment is to be made, the Borrower agrees to provide the Bank with calculations used by the Borrower in determining the amount of any such prepayment under this Section 2.8(d). Nothing in this Section 2.8(d) shall be deemed to constitute a waiver or modification of Section 7.1(i)).

(e) If the Borrower or any Subsidiary receives casualty or property insurance proceeds or condemnation proceeds at any time after the Funding Date with respect to any damage, destruction or other loss of or to property which are not fully applied (or contractually committed) toward the repair or replacement of such damaged or condemned property by the earlier of (i) one hundred twenty (120) days after the receipt thereof and (ii) the occurrence of an Event of Default, the Borrower shall prepay the Loan (and/or make a Cash Collateral Deposit with respect to Letters of Credit) in an amount equal to the amount of such proceeds not so applied. The Borrower shall give the Bank prompt written notice of all casualty or property insurance and condemnation proceeds received by it or any Subsidiary on or after the Closing Date in excess of $250,000 per occurrence.

(f) Each prepayment of the Loans pursuant to Section 2.8(b) – (e) shall be applied to the outstanding principal balance of the Loan until the Loan is paid in full. Notwithstanding anything contained herein to the contrary, the Borrower shall not be required to make a prepayment of the Loans pursuant to Section 2.8(b) – (e) until the aggregate amount which would otherwise be required to be prepaid under all of such sections during any calendar year exceeds $500,000. Such prepayment shall be limited to the amount in excess of $500,000. Each prepayment of the Loan under this Section 2.8 shall be accompanied by payment in full of all accrued interest, accrued unused line fees thereon to and including the date of such prepayment, as well as any breakage fees payable pursuant to Section 2.6(d) as a result of such prepayment.

Section 2.9. Payment. Notwithstanding anything to the contrary contained herein or in the Note, the Borrower shall make payments of interest on and principal of the Note and all payment to the Bank with respect to the payment of other fees, costs and expenses payable under any of the Loan Documents in immediately available funds to the Bank at its address set forth herein without setoff or counterclaim not later than 2:00 p.m. Minneapolis time, on the dates due at the main office of the Bank in Minneapolis, Minnesota. Funds received on any day after such time shall be deemed to have been received on the next Business Day. The Borrower authorizes the Bank to charge from time to time against the Borrower’s account with the Bank any such payments when due and the Bank will use its reasonable efforts to notify the Borrower of such charges. Notwithstanding anything to the contrary in Section 2.1, the Borrower hereby authorizes the Bank, in its discretion at any time or from time to time without the Borrower’s request and even if the conditions set forth in Section 3.2 would not be satisfied, to make an Advance in an amount equal to the portion of the Obligations from time to time due and payable. During any Default Period, each payment received by the Bank may be applied to the Obligations in such order of application as the Bank, in its sole and absolute discretion, may elect.

Section 2.10. Payment on Non-Business Days. Subject to the definition of the term Interest Period, whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest on the Advances or the fees hereunder, as the case may be.

Section 2.11. Use of Proceeds. The Borrower shall use the proceeds of the Note for general working capital and corporate purposes and to finance Permitted Acquisitions.

Section 2.12. Liability Records. The Bank may maintain from time to time, at its discretion, liability records as to the Obligations. Absent manifest error, all entries made on any such record shall be presumed correct until the Borrower establishes the contrary. Upon the Bank’s demand, the Borrower will admit and certify in writing the exact principal balance of the Obligations that the Borrower then asserts to be outstanding. Absent manifest error, any billing statement or accounting rendered by the Bank shall be conclusive and fully binding on the Borrower unless the Borrower gives the Bank specific written notice of exception within thirty (30) days after receipt.

Section 2.13. Security Agreement in Accounts and Setoff. As additional security for the payment of all of the Obligations, the Borrower grants to the Bank a security interest in, a Lien on, and an express contractual right to set off against, each deposit account and all deposit account balances, cash and any other property of the Borrower now or hereafter maintained with, or in the possession of, the Bank. Upon the occurrence and during the continuance of any Event of Default, upon written direction by the Bank to such effect, the Bank may: (a) refuse to allow withdrawals from any such deposit account; (b) apply the amount of such deposit account balances and the other assets of the Borrower described above to the Obligations; and (c) offset any other obligation of the Bank against the Obligations; all whether or not the Obligations are then due or have been accelerated and all without any advance or contemporaneous notice or demand of any kind to the Borrower, such notice and demand being expressly waived.

Section 2.14. Discretion of the Bank as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of the Loan in any manner it elects; it being understood, however, that for purposes of this Agreement, all determinations hereunder shall be made as if the Bank had actually funded and maintained each LIBO Rate Advance during the Interest Period for such LIBO Rate Advance through the purchase of deposits having a term corresponding to such Interest Period and bearing an interest rate equal to the Adjusted LIBO Rate for such Interest Period (whether or not the Bank shall have granted any participations in such Advances).

ARTICLE III.

Conditions of Lending

Section 3.1. Conditions Precedent to the Initial Advance. The Bank’s obligation to make a Loan or issue a Letter of Credit on the date of the initial Advance hereunder shall be subject to the condition precedent that the Bank shall have received all of the following, each in form and substance satisfactory to the Bank:

(a) This Agreement, properly executed by the Borrower.

(b) The Note, properly executed by the Borrower.

(c) The other Loan Documents, properly executed by the parties thereto.

(d) Stock certificates for all shares of stock pledged to the Bank pursuant to all Pledge Agreements, together with blank stock powers;

(e) As of the date of the initial Advance, the lesser of (i) the Borrowing Base or (ii) the Commitment shall be at least $5,000,000 greater than the outstanding principal balance of the Advances plus the Letter of Credit Obligations.

(f) An initial Borrowing Base Certificate, duly completed by the Borrower as of August 31, 2011.

(g) A Compliance Certificate, duly completed by the Borrower for the June 30, 2011 Measurement Date, on a proforma basis.

(h) Current searches of appropriate filing offices showing that (i) no state or federal tax liens have been filed and remain in effect against the Borrower or any

Guarantor, (ii) no financing statements or assignments of patents, trademarks or copyrights have been filed and remain in effect against the Borrower or any Guarantor, except those financing statements and assignments of patents, trademarks or copyrights relating to Permitted Liens or to Liens held by Persons who have agreed in writing that upon receipt of proceeds of the Note, they will deliver UCC releases and/or terminations and releases of such assignments of patents, trademarks or copyrights satisfactory to the Bank, and (iii) the Bank has duly filed all financing statements necessary to perfect the Security Interest, and the security interest granted by each Guarantor, to the extent the Security Interest and the security interest granted by each Guarantor is capable of being perfected by filing.

(i) A certificate of the Borrower’s Secretary or Assistant Secretary certifying as to (i) the resolutions of the Borrower’s directors, and if required, shareholders, authorizing the execution, delivery and performance of the Loan Documents, (ii) the Borrower’s organizational documents, and (iii) the signatures of the Borrower’s officers, managers or agents authorized to execute and deliver the Loan Documents, and other instruments, agreements and certificates, including Advance requests, on the Borrower’s behalf.

(j) A certificate of the Secretary or Assistant Secretary of each Guarantor certifying as to (i) the resolutions of such Guarantor’s directors or governors, as the case may be, and, if required, shareholders or members, as the case may be, authorizing the execution, delivery and performance of the Loan Documents to be executed by such Guarantor, (ii) the Guarantor’s articles of incorporation or organization, or certificate of formation, as the case may be, and bylaws, operating agreements or limited liability company agreement, as the case may be, and (iii) the signatures of the Guarantor’s officers, managers or agents authorized to execute and deliver the Loan Documents to be executed by such Guarantor, and other instruments, agreements and certificates on such Guarantor’s behalf

(k) Current certificates of good standing issued by the Secretaries of State of Delaware and Minnesota (and with respect to the Borrower only, California, Florida and Ohio) certifying that the Borrower and each Guarantor is qualified to do business in and is in compliance with all applicable organizational and/or registration requirements of such state.

(l) A disbursement form in form and substance satisfactory to the Bank with respect to any disbursements to be made by the Bank at closing.

(m) Reserved.

(n) An opinion of counsel to the Borrower and the Guarantor addressed to the Bank.

(o) Certificates of the insurance required hereunder, with all hazard insurance containing a lender’s loss payable endorsement in the Bank’s favor and with all liability insurance naming the Bank as an additional insured.

(p) June 30, 2011, financial statements of the Borrower and each Guarantor.

(q) Projected balance sheets, statements of cash flow and income statements for the remainder of the Borrower’s current fiscal year and for the fiscal years ending on December 31, 2011, 2012 and 2013, each in reasonable detail, representing the Borrower’s good faith projections and certified by an officer of the Borrower as being reasonable projections (such projections subject to the qualifications in Section 4.14, together with such supporting schedules and information as the Bank may in its discretion require.

(r) Payment of all fees, costs, expenses, commissions and other amounts payable by the Borrower on or prior to the date hereof, including those payable under Section 8.6, including all legal expenses incurred through the date of this Agreement.

(s) Such other documents as the Bank may reasonably require.

Section 3.2. Conditions Precedent to All Advances and Issuance. The Bank’s obligation to make each Advance and the right of the Borrower to request the issuance or renewal of a Letter of Credit by the Bank shall be subject to the further conditions precedent that on such date:

(a) the representations and warranties contained in Article IV are correct on and as of the date of such Advance (or the date of the requested issuance or renewal of such Letter of Credit) as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date;

(b) no event has occurred and is continuing, or would result from such Advance, (or the issuance of such Letter of Credit) which constitutes a Default or an Event of Default;

ARTICLE IV.

Representations and Warranties

The Borrower represents and warrants to the Bank as follows:

Section 4.1. Existence and Power; Name; Chief Executive Office; Organizational Identification Number; Stock Options and Issuance Documents. The Borrower and each Guarantor is a corporation, duly organized, validly existing and in good standing under the laws of its state of incorporation and is duly licensed or qualified to transact business in such state and in all other jurisdictions where the failure to be so licensed or qualified would have a Material Adverse Effect on the Borrower or such Guarantor. The Borrower and each Guarantor has all requisite power and authority, as a corporation or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents to which it is a party. As of the date hereof, and during the past five (5) years, the Borrower and each Guarantor has done business solely under the names set forth in Schedule 4.1. As of the date hereof, the Borrower’s and each Guarantor’s chief executive office and principal place of business is located at the address set forth in Schedule 4.1, and all of the Borrower’s records relating to its business or the Collateral are kept at the locations detailed on Schedule 4.1. As of the date hereof, the organizational identification number and tax identification number of the Borrower are 3381678 and 41-2015127 respectively. As of the date hereof, the organizational identification number and tax identification number of SPS International, Inc. are 4975063 and 45-2284055 respectively and the company registry of SPS Commerce Hong Kong Limited is 1525492. The ownership of SPS International, Inc. and SPS Commerce Hong Kong Limited are as set forth on Exhibit D attached hereto. Schedule 4.1 sets forth a description of all stock option plans and other issuance plans pursuant to which any stock options, warrants, restricted stock or similar equity interests may be issued or are available for issuance to key management, directors or officers of the Borrower.

Section 4.2. Authorization of Borrowing and Letters of Credit; No Conflict as to Law or Agreements. The execution, delivery and performance by the Borrower and each Guarantor of the Loan Documents to which they are a party and the Letters of Credit and Advances from time to time obtained hereunder have been duly authorized by all necessary or corporate action and do not and will not (i) require any consent or approval of the Borrower or any Guarantor’s shareholders; (ii) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof and which would not have a Material Adverse Effect; (iii) violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or any Guarantor or of the Borrower or any Guarantor’s organizational documents, the effect of which would have a Material Adverse Effect on the Borrower or such Guarantor; (iv) result in a material breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower or any Guarantor is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, Lien, security interest or other charge or encumbrance of any nature (other than the Security Interest or the security interest granted by any Guarantor under any Guarantor Security Agreement) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower or any Guarantor.

Section 4.3. Legal Agreements. This Agreement constitutes and, upon due execution by the Borrower and the Guarantor, the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower and each Guarantor party thereto, enforceable against the Borrower and each Guarantor party thereto in accordance with their respective terms (subject, as to enforceability, to limitations resulting from bankruptcy, insolvency and other similar laws affecting creditors’ rights generally).

Section 4.4. Subsidiaries. Except as set forth in Schedule 4.4, as of the date hereof, the Borrower and the Guarantor have no Subsidiaries.

Section 4.5. Financial Condition; No Adverse Change. The Borrower has heretofore furnished to the Bank annual audited financial statements of the Borrower and each Guarantor for the fiscal year ended December 31, 2010, and unaudited internally prepared financial statements of the Borrower and each Guarantor for their fiscal year-to-date ended June 30, 2011, and those statements fairly present the financial condition of the Borrower and the Guarantors on the dates thereof and the results of their operations and cash flows for the periods then ended and, with respect to the audited financial statements, were prepared in accordance with GAAP. Since the date of such financial statements, there has been no material adverse change in the business, properties or condition (financial or otherwise) of the Borrower or any Guarantor which would have a Material Adverse Effect on the Borrower or such Guarantor.

Section 4.6. Litigation. Except as set forth on Schedule 4.6, there are no actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened against or affecting the Borrower, or any Guarantor or any of their Subsidiaries or Affiliates, or the properties of the Borrower, or any Guarantor, or any of their Subsidiaries or Affiliates or the transactions contemplated hereby before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower, such Guarantor or any of their Subsidiaries or Affiliates, would have a Material Adverse Effect on the Borrower or such Guarantor or any of their Subsidiaries or Affiliates, or the ability of the Borrower, any Guarantor or any of their Subsidiaries or Affiliates to execute and perform the transactions contemplated by this Agreement or the Loan Documents, as the case may be.

Section 4.7. Regulation U. Neither the Borrower nor any Guarantor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 4.8. Taxes. Except as set forth on Schedule 4.8, the Borrower, each Guarantor and their respective Subsidiaries and Affiliates have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them except where contesting the obligation to pay such taxes in accordance with Section 5.6. The Borrower, the Guarantor and their respective Subsidiaries and Affiliates have filed all federal, state and local tax returns which to the knowledge of the officers of the Borrower, each Guarantor or any Subsidiary or Affiliate, as the case may be, are required to be filed, and the Borrower, the Guarantors and each of their respective Subsidiaries and Affiliates have paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by any of them to the extent such taxes have become due except where contesting the obligation to pay such taxes in accordance with Section 5.5.

Section 4.9. Titles and Liens. The Borrower and each Guarantor has good and absolute title to all Collateral described in the collateral reports provided to the Bank and all other Collateral, properties and assets reflected in the latest financial statements referred to in Section 4.5 and all proceeds thereof, free and clear of all mortgages, security interests, Liens, except for Permitted Liens. No financing statement naming the Borrower or any Guarantor as debtor is on file in any office except to perfect only Permitted Liens.

Section 4.10. Intellectual Property Rights.

(a) Owned Intellectual Property. Schedule 4.10 is a complete list of all patents, applications for patents, registered trademarks, applications to register trademarks, registered service marks, applications to register service marks, and registered copyrights for which the Borrower or any Guarantor is the owner of record (the “Registered Intellectual Property”). The Registered Intellectual Property, along with the unregistered trademarks, copyrights, service marks, mask works and trade dress are collectively the “Owned Intellectual Property”. Except as disclosed on Schedule 4.10, (i) the Borrower and/or a Guarantor owns the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, (ii) no Person other than the Borrower or such Guarantor owns or has been granted any right in the Owned Intellectual Property, (iii) all Registered Intellectual Property is valid, subsisting and enforceable (where such descriptions are applicable) and (iv) the Borrower and each such Guarantor has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property, except where the failure to do so was due to an exercise of the Borrower’s business judgment.

(b) Intellectual Property Rights Licensed from Others. Schedule 4.10 is a complete list of all material agreements under which the Borrower or any Guarantor has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”). Except as disclosed on Schedule 4.10 and in written agreements copies of which have been given to the Bank, the Borrower’s or such Guarantors’ licenses, as the case may be, to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether by written agreement or otherwise. Except as disclosed on Schedule 4.10, neither the Borrower nor any Guarantor is obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(c) Other Intellectual Property Needed for Business. Except for Off-the-shelf Software and as disclosed on Schedule 4.10, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct the Borrower’s and each Guarantor’s respective businesses as they are presently conducted or as the Borrower or such Guarantor reasonably foresees conducting it.

(d) Infringement. Except as disclosed on Schedule 4.10, neither the officers of the Borrower nor of any Guarantor has knowledge of, and has not received any written claim or notice alleging, any infringement of another Person’s Intellectual Property Rights (including any written claim that the Borrower or any Guarantor must license or refrain from using the Intellectual Property Rights of any third party) nor, to the knowledge of the officers of the Borrower, is there any threatened claim or any reasonable basis for any such claim.

Section 4.11. Plans. Except as set forth on Schedule 4.11, as of the date hereof, neither the Borrower, nor any Guarantor maintains or has maintained any Plan. Neither the Borrower, nor any Guarantor has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA. No Reportable Event or other fact or circumstance which may have an adverse effect on the Plan’s tax qualified status exists in connection with any Plan. Neither the Borrower, nor any has:

(a) Any accumulated funding deficiency within the meaning of ERISA; or

(b) Any liability or knows of any fact or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than accrued benefits which or which may become payable to participants or beneficiaries of any such Plan).

Section 4.12. Default. The Borrower and each Guarantor is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which would have a Material Adverse Effect on the Borrower or such Guarantor.

Section 4.13. Environmental Matters.

(a) Definitions. As used in this Agreement, the following terms shall have the following meanings:

(i) “Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

(ii) “Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

(b) To the knowledge of the officers of the Borrower, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any liability or obligation for the Borrower, or any Guarantor, or the Bank under common law of any jurisdiction or under any Environmental Law, and to the knowledge of the officers of the Borrower, no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create any such liability.

(c) To the knowledge of the officers of the Borrower, neither the Borrower, nor any Guarantor has disposed of Hazardous Substances in such a manner as to create any liability under any Environmental Law.

(d) To the knowledge of the officers of the Borrower, there are not and there never have been any requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation, relating in any way to the Premises or the Borrower, or any Guarantor, alleging liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto. To the knowledge of the officers of the Borrower, no such matter is threatened or impending.

(e) To the knowledge of the officers of the Borrower, the respective businesses of the Borrower and each Guarantor are and have in the past always been conducted in accordance with all Environmental Laws and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful and efficient operation of such businesses are in the possession of the Borrower, or such Guarantor are in full force and effect. No permit required under any Environmental Law is scheduled to expire within twelve (12) months, and to the knowledge of the officers of the Borrower, there is no threat that any such permit will be withdrawn, terminated, limited or materially changed.

(f) To the knowledge of the officers of the Borrower, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

Section 4.14. Submissions to Bank. All financial and other information provided to the Bank by or on behalf of the Borrower and each Guarantor in connection with the Borrower’s request for the Loans is true and correct in all material respects and, as to projections, valuations or proforma financial statements, present a good faith opinion as to such projections, valuations and proforma condition and results. The Borrower and each Guarantor have prepared such projections, valuations and proforma financial statements in good faith based on assumptions (believed by the Borrower and each Guarantor to be reasonable) disclosed to the Bank subject to general business conditions and economic factors which may be beyond their control or other unanticipated future events which could have an unforeseen impact on the performance or condition of the Borrower and each Guarantor

Section 4.15. Financing Statements. The Borrower has authorized the Bank to file financing statements sufficient when filed to perfect the Security Interest and the other security interests created by the Security Documents. When such financing statements are filed in the offices noted therein, the Bank will have a valid and perfected first priority security interest in all Collateral, and all other collateral described in the Security Documents which is capable of being perfected by filing financing statements. None of the Collateral or other collateral covered by the Security Documents is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.

Section 4.16. Rights to Payment. Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral or other collateral covered by the Security Documents is (or, in the case of all future Collateral or such other collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation (to the knowledge of the officers of the Borrower), subject to no defense, setoff or counterclaim, of the account debtor or other obligor named therein or in the Borrower’s records pertaining thereto as being obligated to pay such obligation.

Section 4.17. Financial Solvency. Both before and after giving effect to the transactions contemplated in the Loan Documents, the Borrower:

(a) was not or will be insolvent, as that term is used and defined in Section 101(32) of the United States Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer Act;

(b) does not have unreasonably small capital or is engaged or about to engage in a business or a transaction for which any remaining assets of the Borrower are unreasonably small;

(c) by executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, does not intend to, nor, to the knowledge of the officers of the Borrower, believe that it will, incur debts beyond its ability to pay them as they mature;

(d) by executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, does not intend to hinder, delay or defraud either its present or future creditors; and

(e) does not, to the knowledge of the officers of the Borrower, contemplate filing a petition in bankruptcy or for an arrangement or reorganization or similar proceeding under any law any jurisdiction, nor, to the knowledge of the officers of the Borrower, is not the subject of any actual, pending or threatened bankruptcy, insolvency or similar proceedings under any law of any jurisdiction.

Section 4.18. Licenses, Etc. Except as set forth in Schedule 4.18, the Borrower and each Guarantor has and possesses adequate licenses, certificates, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to own and operate its business as presently conducted except for failure to do so would not have a Material Adverse Effect on the Borrower or such Guarantor.

Section 4.19. Regulatory Status. None of the Borrower, any Guarantor or any of their Subsidiaries or Affiliates is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) a “public utility” within the meaning of the Federal Power Act, as amended. Neither the Borrower nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order; or (ii) engages in any dealings or transactions with any such Person. The Borrower, each Guarantor and each of their Subsidiaries and Affiliates are in compliance, in all material respects, with the USA Patriot Act.

Section 4.20. Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to the Bank by or on behalf of the Borrower or any Guarantor in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not materially misleading. There is no fact or facts peculiar to the Borrower or any Guarantor which now or in the future may (so far as the Borrower can now reasonably foresee), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to the Bank by or on behalf of the Borrower or any Guarantor prior to the date hereof in connection with the transactions contemplated hereby. Any financial projections delivered to the Bank on or prior to the date hereof are reasonable based on the assumptions stated therein and the best information available to the officers of the Borrower. Notwithstanding the foregoing, the Bank acknowledges that the financial projections and proforma information as to future periods contained therein are subject to general business conditions and economic factors which may be beyond the control of the Borrower and any Guarantor or other unanticipated future events which could have an unforeseen impact on the performance or condition of the Borrower and any Guarantor, it being understood that all such financial projections and proforma information will be subject to uncertainties and contingencies and that no representation is given that any particular financial projection will ultimately be realized.

ARTICLE V.

Borrower’s Affirmative Covenants

So long as the Obligations (other than unasserted contingent indemnity obligations pursuant to Section 8.7) shall remain unpaid, or the Loan shall remain outstanding, the Borrower will comply with the following requirements, unless the Bank should otherwise consent in writing:

Section 5.1. Reporting Requirements. The Borrower will deliver, or cause to be delivered, to the Bank each of the following, which shall be in form and detail acceptable to the Bank:

(a) as soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, annual audited financial statements of the Borrower, the Guarantors and their respective Subsidiaries audited by independent certified public accountants selected by the Borrower and reasonably acceptable to the Bank, which annual financial statements shall include a balance sheet as at the end of such fiscal year and related statements of the income, retained earnings and cash flows for the fiscal year then ended, prepared on a consolidated basis to include the Borrower, the Guarantors and their respective Subsidiaries, all in reasonable detail and prepared in accordance with GAAP, together with (i) copies of all management letters prepared by such accountants; (ii) a report signed by such accountants stating that in making the investigations necessary for said opinion they obtained no knowledge, except as specifically stated, of any Default or Event of Default hereunder and all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the requirements set forth in Sections 5.11, 5.12 and 5.13; and (iii) a certificate of an officer of the Borrower stating that such financial statements have been prepared in accordance with GAAP and whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto;

(b) as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter, an unaudited/internal balance sheet and statements of income, cash flow and retained earnings of the Borrower, the Guarantors and their respective Subsidiaries as at the end of and for such fiscal quarter and for the year to date period then ended, prepared on a consolidated basis to include the Borrower, the Guarantors and their respective Subsidiaries, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, that are complete and correct in all respects and fairly present the financial condition of each of such entities at the dates of such statements and the results of its operations for the period ended on such date; and accompanied by a compliance certificate executed by an officer of the Borrower, substantially in the form of Exhibit C hereto (“Compliance Certificate”) stating (i) that such financial statements are complete and correct in all material respects and fairly present the financial condition of such entities at the dates of such statements and the results of its operations for the period ended on such date in accordance with GAAP, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the requirements set forth in Sections 5.11, 5.12 and 5.13 and (iv) the Borrower’s Monthly Recurring Revenue, Government Monthly Recurring Revenue and Foreign Monthly Recurring Revenue for the last month of such fiscal quarter;

(c) As soon as possible, and in any event within thirty (30) days of the end of each month, a Borrowing Base Certificate substantially in the form of Exhibit B hereto showing the relevant information for the Borrower, the Guarantors and their respective Subsidiaries on a consolidated basis as of the end of business on the last day Business Day of the then most recently completed month of the Borrower’s fiscal year, which Borrowing Base Certificate shall be accompanied by supporting reports including, without limitation, detailed information regarding Eligible Monthly Recurring Revenue booked in accordance with GAAP by the Borrower, the Guarantors and their respective Subsidiaries during such month certified as accurate by an officer of the Borrower (provided, that the Borrower shall only be required to report Government Monthly Recurring Revenue and Foreign Monthly Recurring Revenue on each Borrowing Base Certificate which is delivered with respect to each month end during any fiscal quarter if the sum of Government Monthly Recurring Revenue and Foreign Monthly Recurring Revenue exceeded fifteen percent (15%) of Monthly Recurring Revenue for the last month of the immediately preceding fiscal quarter);

(d) Not more than thirty (30) days after the beginning of each fiscal year of the Borrower, the Guarantors and their respective Subsidiaries, the projected balance sheets, income statements and statements of cash flow for such year, in reasonable detail, representing the Borrower’s good faith projections and certified by an officer of the Borrower as being the most accurate projections (subject to the qualifications in Section 4.14) available and identical to the projections used by the Borrower for internal planning purposes, together with supporting schedules (including underlying assumptions) and information as the Bank may in its discretion require.

(e) No later than three (3) Business Days after discovery by an officer of the Borrower, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower, any Guarantor or any of their respective Subsidiaries of the type described in Section 4.6 or would seek a monetary recovery against the Borrower, any Guarantor or any of their respective Subsidiaries in excess of $1,000,000;

(f) as promptly as practicable (but in any event not later than five (5) Business Days) after an officer of the Borrower obtains knowledge of the occurrence of any breach, default or event of default under any Loan Document or any event which constitutes a Default or Event of Default hereunder, notice of such occurrence, together with a detailed statement by a responsible officer of the Borrower of the steps being taken by the Borrower to cure the effect of such breach, default or event;

(g) as soon as possible and in any event within thirty (30) days after the Borrower knows or has reason to know that any Reportable Event with respect to any Plan has occurred, the statement of an officer of the Borrower setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation;

(h) as soon as possible, and in any event within ten (10) days after the Borrower fails to make any quarterly contribution required with respect to any Plan under Section 412(m) of the Internal Revenue Code of 1986, as amended, the statement of the Borrower’s chief financial officer setting forth details as to such failure and the action which the Borrower proposes to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation;

(i) promptly upon knowledge thereof, notice of the Borrower’s violation of any law, rule or regulation, the non-compliance with which would have a Material Adverse Effect; and

(j) from time to time, with reasonable promptness, any and all receivables schedules, collection reports, deposit records and such other material, reports, records or information as the Bank may reasonably request.

Section 5.2. Books and Records. The Borrower will keep accurate books of record and account for itself, the Guarantors and their respective Subsidiaries pertaining to their respective business and financial condition and such other matters as the Bank may from time to time request in which true and complete entries will be made in accordance with GAAP. The Borrower has no knowledge of any material inaccuracy in any of the books of record or account of the Borrower, any Guarantor or any of their respective Subsidiaries.

Section 5.3. Inspection. Permit the Bank, or any persons designated by it, at reasonable times, without hindrance or delay, to (a) inspect and audit the books, records, journals, orders, receipts and correspondence of the Borrower and each Guarantor take memoranda and extracts therefrom and make copies thereof; (b) to conduct field examinations, and to otherwise inspect and audit the Collateral and any other property of the Borrower and of any Guarantor; (c) to discuss the affairs, finances and business of the Borrower and any Guarantor with any officers, employees designated by officers or directors of the Borrower and any Guarantor as the Bank desires; and (d) inspect any Collateral, other collateral covered by the Security Documents or any other property of the Borrower or any Guarantor at any time during ordinary business hours upon reasonable notice. Prior to the occurrence of an Event of Default, the Borrower shall not be required to pay for more than one (1) field examination per year. Following the occurrence and during the continuance of an Event of Default, the Borrower shall pay for any and all such field examinations conducted by or on behalf of the Bank. The Bank’s current audit fees are $125 per hour per auditor. Such audit fees are subject to change from time to time. The Bank, or any persons designated by the Bank, shall have the right, whether or not an Event of Default shall have occurred or be continuing, to make such verifications concerning the Collateral and the Borrower’s business as may be considered by the Bank to be reasonable under the circumstances, including, subject to the limitations of Section 5.4, direct verification from account debtors under any or all of the Collateral of the existence, amount and circumstances thereof. The Borrower will furnish to the Bank such other information as the Bank shall reasonably request. So long as no Event of Default has occurred and is continuing, the Bank will provide the Borrower with twenty-four hours written or verbal notice of any inspection, audit, appraisal or other action to be taken under this Section 5.3. The Bank shall not be required to provide any such notice at any time following the occurrence and during the continuance of an Event of Default.

Section 5.4. Compliance with Laws. The Borrower will, and will cause each Guarantor and each of their respective Subsidiaries to: (a) comply with the requirements of all applicable laws and regulations and all laws, rules and regulations governing debt collection practices and procedures, the noncompliance with which would have a Material Adverse Effect, and (b) use and keep its assets, and will require that others use and keep its assets, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance, the noncompliance with which could reasonably be expected to have a Material Adverse Effect. Without limitation of the foregoing, the Borrower and each Guarantor will, and will cause each of their respective Subsidiaries to, not be a Person described in Section 1 of the Anti-Terrorism Order, and not engage in any dealings or transactions, or otherwise be associated, with any such Person.

Section 5.5. Payment of Taxes and Other Claims. The Borrower and each Guarantor will pay or discharge and will cause each Guarantor and each of their respective Subsidiaries to pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including, without limitation, the Collateral) or upon or against the creation, perfection or continuance of the Security Interest (or in the case of the Guarantor, the security interest granted under the Guarantor Security Agreement), prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien or charge upon any properties of the Borrower, any Guarantor or any Subsidiary; provided, that the Borrower, such Guarantor or such Subsidiary shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

Section 5.6. Maintenance of Properties.

(a) The Borrower will keep and maintain and will cause each Guarantor and each Subsidiary to keep and maintain the Collateral, the other collateral covered by the Loan Documents and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts; provided, however, that nothing in this Section shall prevent the Borrower, any Guarantor or any Subsidiary from discontinuing the operation and maintenance of any of its properties if such discontinuance is desirable in the conduct of the Borrower’s, the Guarantor’s or such Subsidiary’s business and not disadvantageous in any material respect to the Bank.

(b) The Borrower will defend and will cause each Guarantor and Subsidiary to defend the Collateral against all claims or demands of all persons (other than the Bank) claiming the Collateral or any interest therein other than with respect to Permitted Liens.

(c) The Borrower will keep and will cause each Guarantor and Subsidiary to keep all Collateral and other collateral covered by the Loan Documents free and clear of all security interests, Liens except Permitted Liens.

(d) The Borrower will promptly notify the Bank of any material loss or material damage to any material Collateral or of any material adverse change, known to the Borrower, in the prospect of payment of any sums due on or under any instrument, chattel paper or account constituting Collateral.

Section 5.7. Insurance. The Borrower will obtain and at all times maintain, and will cause each Guarantor and each Subsidiary to obtain and at all times maintain insurance with insurers believed by the Borrower to be responsible and reputable, in such amounts and against such risks as may from time to time be reasonably required by the Bank, but in all events in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower, such Guarantor or such Subsidiary operates. Without limiting the generality of the foregoing, the Borrower will at all times maintain and will cause each Guarantor and each Subsidiary to maintain business interruption insurance including coverage for force majeure and keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for

Collateral consisting of motor vehicles) and such other risks and in such amounts as the Bank may reasonably request, with any loss payable to the Bank to the extent of its interest, and all policies of such insurance shall contain a Bank’s loss payable endorsement for the Bank’s benefit reasonably acceptable to the Bank. All policies of liability insurance required hereunder shall name the Bank as an additional insured and shall contain a loss payable endorsement for the benefit of the Bank, to the extent of its interest, in form and substance reasonably acceptable to the Bank.

Section 5.8. Preservation of Existence. Except as permitted by Section 6.7, the Borrower will preserve and maintain, and will cause each Guarantor and Subsidiary to preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

Section 5.9. Delivery of Instruments, etc. Upon request by the Bank, the Borrower will promptly deliver to the Bank in pledge all instruments, documents and chattel papers constituting Collateral, duly endorsed or assigned by the Borrower.

Section 5.10. Performance by the Bank. If the Borrower or any Guarantor at any time fails to perform or observe any of the foregoing covenants contained in this Article V or elsewhere herein, and if such failure shall continue for a period of ten (10) Business Days after the Bank gives the Borrower or such Guarantor written notice thereof (or in the case of the agreements contained in Sections 5.5 and 5.7, immediately upon the occurrence of such failure, without notice or lapse of time), the Bank may, but need not, perform or observe such covenant on behalf and in the name, place and stead of the Borrower or such Guarantor (or, at the Bank’s option, in the Bank’s name) and may, but need not, take any and all other actions which the Bank may reasonably deem necessary to cure or correct such failure (including, without limitation, the payment of taxes, the satisfaction of security interests, Liens, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and the Borrower shall thereupon pay or cause such Guarantor to pay to the Bank on demand the amount of all monies reasonably expended and all reasonable costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Bank in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Bank, together with interest thereon from the date expended or incurred at the Default Rate for CB Floating Rate Advances under the Note. To facilitate the Bank’s performance or observance of such covenants of the Borrower and each Guarantor, the Borrower hereby irrevocably appoints the Bank, or the Bank’s delegate, acting alone, as the Borrower’s or such Guarantor’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of the Borrower or such Guarantor any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by the Borrower or any Guarantor under this Section.

Section 5.11. Fixed Charge Coverage Ratio. The Borrower covenants that it will not permit, on any, Measurement Date its Fixed Charge Coverage Ratio (calculated for the Borrower, the Guarantor and their respective Subsidiaries on a consolidated basis) for the period of four consecutive fiscal quarters most recently ended on or prior to such date to be less than 1.20 to 1.00.

Section 5.12. Minimum Cash and Cash Equivalents. The Borrower covenants that it shall maintain on each Measurement Date its Cash and Cash Equivalents (calculated for the Borrower, the Guarantor and their respective Subsidiaries on a consolidated basis) in an amount not less than $10,000,000.

Section 5.13. Recurring Revenue Customers. The Borrower covenants that it will not permit, on any Measurement Date, the number of its Recurring Revenue Customers to be less than ninety percent (90%) of the number of the Borrower’s Recurring Revenue Customers as of either (i) the immediately preceding Measurement Date, or (ii) the Measurement Date occurring one (1) year prior to the current Measurement Date.

Section 5.14. New Subsidiaries. The Borrower shall not, and shall not permit any Guarantor to form any Subsidiaries not in existence as of the Funding Date and set forth on Schedule 4.14, provided however, that the Borrower or any Guarantor may form one or more Subsidiaries in the future so long as (i) each such Subsidiary does not acquire any assets of any Person (excluding the Borrower or any Guarantor) without the prior written consent of the Bank, except in connection with a Permitted Acquisition, (ii) each such Subsidiary that is not a Foreign Person either becomes a party to this Agreement as a co-borrower or becomes a guarantor of the Obligations and in either case grants the Bank a first priority perfected security interest in all of its assets, all pursuant to documents acceptable to the Bank in its sole discretion, (iii) the Borrower or Guarantor, as applicable, executed a Pledge Agreement with respect to all ownership interests held by the Borrower or such Guarantor in such Subsidiary that is not a Foreign Person and (iv) the Borrower, any Guarantor and any Subsidiary that is not a Foreign Person each execute and/or deliver to the Bank (at the Borrower’s expense) any and all documents, instruments, certificates, opinions and agreements required by the Bank in its sole discretion with the formation of such Subsidiary.

Section 5.15. Landlord Waivers. The Borrower shall deliver to the Bank, as soon as possible but in no event later than one hundred twenty (120) days after the Funding Date, Landlord Waivers with respect to each of the Borrower’s Premises (other than the Borrower’s Premises located at 4669 Murphy Canyon Road, Suite 108, San Diego, California, 92123).

Section 5.16. Good Standing in New York. On or before March 31, 2012, the Borrower shall deliver to the Bank a Certificate of Good Standing issued by the Secretary of State of New York certifying that the Borrower is qualified to do business in and is in compliance with all applicable registration requirements of such state.

ARTICLE VI.

Negative Covenants

So long as the Obligations (other than unasserted contingent indemnity obligations pursuant to Section 8.7) shall remain unpaid, or the Credit Facility shall remain outstanding, the Borrower agrees that, without the Bank’s prior written consent:

Section 6.1. Liens. The Borrower will not, and will not permit any Guarantor or any of their respective Subsidiaries will create, incur or suffer to exist any Lien upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (collectively, “Permitted Liens”):

(a) mortgages, deeds of trust, pledges, Liens, security interests and assignments in existence on the date hereof and listed in Schedule 6.1, securing indebtedness for borrowed money permitted under Section 6.2 and any extensions or replacements of the foregoing in connection with the refinancing of borrowed money permitted under Section 6.2;

(b) the Security Interest and Liens and security interests created by the Security Documents;

(c) purchase money security interests or Capitalized Leases relating to the acquisition of machinery and equipment of the Borrower, any Guarantor or any of their respective Subsidiaries securing indebtedness in an aggregate amount not to exceed including any indebtedness secured by liens permitted under Section 6.1(g) $1,000,000, and in any event not exceeding the lesser of cost or fair market value thereof and so long as no Default Period is then in existence and none would exist immediately after such acquisition;

(d) Liens for taxes or assessments or other governmental charges not yet due or being contested in good faith pursuant to Section 5.5;

(e) materialmen’s, merchants’, carriers’, workmen’s, repairmen’s, or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings and for which proper reserves have been made;

(f) pledges or deposits to secure obligations under worker’s compensation laws, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds, in any case in the ordinary course of business;

(g) any Lien or security interest on any property or assets that was created prior to the acquisition thereof by the Borrower, any Guarantor or any of their respective Subsidiaries in a Permitted Acquisition; provided that (i) such Lien is not created in contemplation of or in connection with such Acquisition, (ii) such shall not apply to any other property or assets of the Borrower, any Guarantor or any of their respective Subsidiaries, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, and (iv) the indebtedness secured by such liens does not cause a default under Section 6.1(c);

(h) zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the businesses of the Borrower, any Guarantor or any of their respective Subsidiaries or the value of such property for the purposes of such businesses;

(i) banker’s liens, rights of set off or similar rights as to accounts maintained with a financial institution to the extent such accounts are permitted under this Agreement; and

(j) judgment liens in respect of judgments which do not constitute an Event of Default.

Section 6.2. Indebtedness. The Borrower will not, and will not permit any Guarantor or any of their respective Subsidiaries to, incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on such entities’ behalf, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

(a) Obligations arising hereunder or other obligations to the Bank or its affiliates;

(b) indebtedness of the Borrower, the Guarantors or any of their respective Subsidiaries in existence on the date hereof and listed in Schedule 6.2 and any refinancing thereof;

(c) Capitalized Lease Liabilities and indebtedness of the Borrower, any Guarantor or any of their respective Subsidiaries secured by security interests permitted by Section 6.1(c) and any other indebtedness of the Borrower, any Guarantor or any of their respective Subsidiaries incurred to finance the purchase of property by the Borrower, such Guarantor or such Subsidiary after the date hereof, not to exceed $1,000,000 in the aggregate at any time outstanding; and

(d) Trade accounts payable.

Section 6.3. Guaranties. The Borrower will not, and will not permit any Guarantor or any of their respective Subsidiaries to, assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

(a) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(b) guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the date hereof and listed in Schedule 6.2, or permitted by Section 6.2(c).

Section 6.4. Investments and Subsidiaries. Except as set forth on Schedule 6.4, the Borrower will not, and will not permit any Guarantor or any of their respective Subsidiaries to, purchase or hold beneficially any stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any Investment or acquire any interest whatsoever in, any other Person, including specifically but without limitation any partnership or joint venture, except (the following are collectively referred to as “Permitted Investments”):

(a) Investments in Cash Equivalents;

(b) Investments in any Guarantors;

(c) advances in the form of progress payments, prepaid rent not exceeding three (3) months or security deposits, and other prepaid expenses incurred for travel industry activities in the ordinary course of business;

(d) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e) travel advances or loans to the Borrower’s officers and employees of the Borrower, any Guarantor or any of their respective Subsidiaries, not exceeding at any one time an aggregate of $100,000;

(f) Permitted Acquisitions; and

(g) Investments in Subsidiaries and Affiliates up to $6,000,000 in the aggregate annually for all Subsidiaries and Affiliates. The Bank agrees to consider increases to the dollar amount set forth in this Section 6.4(g) from time to time in its Permitted Discretion.

Section 6.5. Restricted Payments. The Borrower will not declare or pay any dividends on any shares of any class of stock of the Borrower, or directly or indirectly apply any assets to the conversion, redemption, retirement, purchase or other acquisition of any shares of any class of stock of the Borrower (any such dividend or application, conversion, redemption, retirement, purchase or other acquisition and any bonus described below in this Section 6.5 are collectively referred to herein as “Restricted Payments”); provided, however, that the Borrower may from time to time make Restricted Payments so long as no Event of Default exists or would occur or exist as a result of the making of any such Restricted Payment.

Section 6.6. Sale or Transfer of Assets; Suspension of Business Operations. Neither the Borrower nor any Guarantor, nor any of their respective Subsidiaries will (a) sell, lease, assign, transfer or otherwise dispose of, (other than as part of a Permitted Acquisition or Permitted Investment, or with respect to sales, leases, assignments or transfers by and between the

Borrower and any Guarantor, or vice versa), (i) the stock or membership interests of any Subsidiary, (ii) all or a substantial part of its assets (whether in one transaction or in a series of transactions) to any other Person, provided, however, that the Borrower, any Guarantor and any Subsidiary may sell lease, assign, transfer or otherwise dispose of the property described in clauses (i) and (ii), so long as the book value of such property, in the aggregate, does not exceed $500,000 in any calendar year; or (b) liquidate, dissolve or suspend business operations. The Borrower will not and will not permit any Guarantor or any of their respective Subsidiaries to in any manner, transfer any property to any Person, outside the ordinary course of business, without prior or present receipt of full and adequate consideration.

Section 6.7. Consolidation and Merger; Asset Acquisitions. The Borrower will not, and will not permit any Guarantor or any Subsidiary to, consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person, except (i) pursuant to a Permitted Acquisition, and (ii) for the merger of any Subsidiary into the Borrower, or any Guarantor, provided the Borrower or such Guarantor survives as the sole remaining entity.

Section 6.8. Sale and Leaseback. The Borrower will not, and will not permit any Guarantor or Subsidiary to, enter into any arrangement, directly or indirectly, with any other Person whereby the Borrower, or any Guarantor or any Subsidiary shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the Borrower, such Guarantor or such Subsidiary intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.9. Capital Transactions; Subsidiaries. The Borrower will not, and will not permit any Guarantor or Subsidiary to: (a) issue any shares of capital stock of any Guarantor, or any Subsidiary of the Borrower or any Guarantor (other than as a part of a Permitted Acquisition); (b) issue any warrants or other options to purchase any class of capital stock of the Borrower or any Guarantor or any of their respective Subsidiaries (except pursuant to a Permitted Equity Offering or a Permitted Acquisition); (c) issue or sell any subordinated debt or any debt instrument convertible into any class of capital stock of the Borrower, any Guarantor or any of their respective Subsidiaries (except pursuant to a Permitted Acquisition); (d) assign, sell or transfer, any shares of capital stock of a Subsidiary of the Borrower (whether direct or indirect); (e) permit any Subsidiary of the Borrower (whether direct or indirect) to take any action which, if such Subsidiary were the Borrower, would constitute a violation of any covenant set forth in Article V or Article VI; or (f) except for existing Subsidiaries described in Schedule 4.4, form or acquire any Subsidiary without the prior written consent of the Bank unless as part of a Permitted Acquisition.

Section 6.10. Restrictions on Nature of Business. Except in accordance with a Permitted Acquisition, the Borrower will not, and will not permit any Guarantor or Subsidiary to, engage in any line of business materially different from that presently engaged in by the Borrower, such Guarantor or such Subsidiary and businesses reasonably related, ancillary or complimentary thereto and will not purchase, lease or otherwise acquire assets not related to its business.

Section 6.11. Accounting. Neither the Borrower nor any Guarantor will adopt any material change in accounting principles other than as required or permitted by GAAP. Neither the Borrower nor any Guarantor will adopt, permit or consent to any change in its fiscal year.

Section 6.12. Defined Benefit Pension Plans. Neither the Borrower nor any Guarantor will adopt, create, assume or become a party to any defined benefit pension plan, unless disclosed to the Bank pursuant to Section 4.10 or in connection with any Permitted Acquisition.

Section 6.13. Other Defaults. The Borrower will not, and will not permit any Guarantor or Subsidiary to, permit any material breach or default or event of default to occur under any note, loan agreement, indenture, lease, mortgage, contract for deed, security agreement or other contractual obligation binding upon the Borrower, such Guarantor or such Subsidiary where such default or event of default has a Material Adverse Effect.

Section 6.14. Place of Business; Name. Neither the Borrower nor any Guarantor will transfer its chief executive office or principal place of business, or move, relocate, close or sell any business location without giving the Bank written notice at least thirty (30) days prior to such event. Neither the Borrower nor any Guarantor will permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest. Neither the Borrower nor any Guarantor will change its name without giving the Bank written notice at least thirty (30) days prior to such event. The Borrower also agrees that it shall take any and all actions reasonably required by the Bank to perfect the Security Interest following any such name change.

Section 6.15. Organizational Documents; Tax Status. The Borrower will not amend its organizational documents in any manner adverse to the Bank, or change its tax status.

Section 6.16. Government Regulation. Borrower shall not (1) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Bank from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (2) fail to provide documentary and other evidence of Borrower’s identity as may be requested by the Bank at any time to enable the Bank to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

Section 6.17. Change of Control. The Borrower will not cause, permit or suffer, directly or indirectly, any Change of Control.

ARTICLE VII.

Events of Default, Rights and Remedies

Section 7.1. Events of Default. “Event of Default,” wherever used herein, means any one of the following events:

(a) Default in the payment of any of the Obligations when they become due and payable;

(b) Default in the payment of any fees, commissions, costs or expenses required to be paid by the Borrower under this Agreement;

(c) Default in the performance, or breach, of any covenant or agreement of the Borrower contained in this Agreement or any of the Loan Documents, provided that, with respect to defaults under any provision of this Agreement other than Article II (after allowing for any notice provisions set forth therein) or VI (after allowing for any notice provisions set forth therein), Sections 5.1, 5.2, 5.3, 5.5, 5.6, 5.8, 5.9, 5.10, 5.11, 5.12, or 5.13, the Borrower will have thirty (30) days to cure such default (as long as such default does not constitute an Event of Default under any other provisions of this Section 7.1);

(d) Default in the performance, or breach, of any covenant or agreement of the Borrower contained in this Agreement or any Loan Document, provided that, with respect to defaults under any provisions of this Agreement;

(e) The Borrower or any Guarantor shall be or become insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or the Borrower or any Guarantor shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower or such Guarantor and such appointment is not discharged within sixty (60) days; or the Borrower or any Guarantor shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower or any Guarantor and shall not be vacated or dismissed within sixty (60) days; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower or any Guarantor and such judgment, writ or similar process shall not be released, vacated or fully bonded within sixty (60) days after its issuer levy;

(f) A petition shall be filed by or against the Borrower or any Guarantor under the United States Bankruptcy Code naming the Borrower or such Guarantor as debtor;

(g) Any event shall occur that has a Material Adverse Effect;

(h) Any representation or warranty made by the Borrower or any Guarantor in any Loan Document, or by the Borrower or any Guarantor in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with any Loan Document shall prove to have been incorrect in any material respect when deemed to be effective;

(i) The rendering against the Borrower or any Guarantor of a final judgment, decree or order for the payment of money in excess of $1,000,000 which is not covered by insurance and the continuance of such judgment, decree or order unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution;

(j) A default under any bond, debenture, note, securitization agreement or other evidence of indebtedness of the Borrower or any Guarantor or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed having an outstanding principal balance of $100,000 or more and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture or other instrument;

(k) Any Reportable Event, which the Bank determines in good faith might constitute grounds for the termination of any Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Plan, shall have occurred and be continuing thirty (30) days after written notice to such effect shall have been given to the Borrower or any Guarantor by the Bank or any Plan shall have been terminated; or a trustee shall have been appointed by an appropriate United States District Court to administer any Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or the Borrower shall have filed for a distress termination of any Plan under Title IV of ERISA; or the Borrower or any Guarantor shall have failed to make any quarterly contribution required with respect to any Plan under Section 412(m) of the Internal Revenue Code of 1986, as amended, which the Bank determines in good faith may by itself, or in combination with any such failures that the Bank may determine are likely to occur in the future, result in the imposition of a Lien on the Borrower’s assets in favor of the Plan;

(l) An event of default shall occur under any of the other Loan Documents or under any other security agreement, mortgage, deed of trust, assignment or other instrument or agreement securing or evidencing any obligations of the Borrower or any Guarantor hereunder or under any other note or evidence of indebtedness to the Bank;

(m) The Borrower or any Guarantor shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or sell all or substantially all of its assets, without the Bank’s prior written consent;

(n) The Borrower or any Guarantor shall fail to pay, withhold, collect or remit any tax or tax deficiency when assessed or due or notice of any state or federal tax lien shall be filed or issued with respect to the Borrower or any Guarantor (other than any tax deficiency or lien which is being contested in good faith and by proper proceedings and for which it shall have set aside on its books adequate reserves therefore);

(o) Default in the payment of any amount owed by the Borrower or any Guarantor to the Bank other than any indebtedness arising hereunder; or

(p) Any breach, default or event of default by or attributable to any Affiliate under any agreement between such Affiliate and the Bank.

Section 7.2. Rights and Remedies. During any Default Period, the Bank may take any or all of the following actions:

(a) the Bank may, by notice to the Borrower, declare the Commitment to be terminated, whereupon the same shall forthwith terminate;

(b) the Bank may, by notice to the Borrower, declare the Obligations to be forthwith due and payable, whereupon all Obligations shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Borrower hereby expressly waives;

(c) the Bank may, without notice to the Borrower and without further action, apply any and all money owing by the Bank to the Borrower to the payment of the Obligations, provided however, that the Bank shall promptly notify the Borrower after such application (which notice may, notwithstanding the provisions of Section 8.3, be provided orally or in writing, and may be provided by voice mail, e-mail or other electronic transmission to any officer of the Borrower) and provided further, that the failure of the Bank to so promptly notify the Borrower shall not affect the validity of such application or create or impose any liability upon the Bank;

(d) the Bank may exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC, including, without limitation, the right to take possession of Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Borrower hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Collateral, and, in connection therewith, the Borrower will on demand assemble the Collateral and make it available to the Bank at a place to be designated by the Bank which is reasonably convenient to both parties;

(e) the Bank may exercise and enforce its rights and remedies under the Loan Documents;

(f) the Bank may exercise any other rights and remedies available to it by law or agreement;

(g) the Bank may require the Borrower to enter into the Lockbox Agreement and/or Collateral Account Agreement and/or the Cash Collateral Deposit Agreement; and

(h) the Bank may apply for the appointment of a receiver to hold or liquidate all or any substantial part of the Collateral of the Borrower or any Guarantor or to operate the Borrower or any Guarantor’s business. The Borrower hereby consents. to such appointment, and agrees to execute and deliver, and to cause each Guarantor to execute and deliver, any and all documents requested by the Bank relating to the appointment of such trustee, receiver, liquidator or other similar official (whether by joining in a petition for the appointment of such trustee, receiver, liquidator or other similar official, by entering no contest to a petition for the appointment of such trustee, receiver, liquidator or such other official, or otherwise, as appropriate under applicable law).

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in subsections (d) or (e) of Section 7.1, the Obligations shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind.

In addition to the foregoing remedies, if any Event of Default described in Section 7.1(d) or (e) shall have occurred, or if any other Event of Default shall have occurred and the Bank shall have declared that the principal balance of the Note is due and payable, the Borrower shall make a Cash Collateral Deposit. Such Cash Collateral Deposit shall be held by the Bank in a cash collateral account established pursuant to the Cash Collateral Deposit Agreement until the outstanding Letters of Credit are terminated without payment or are paid and Letter of Credit Obligations with respect thereto are payable. In the event the Borrower defaults in the payment of any Letter of Credit Obligations, the proceeds of the cash collateral account shall be applied to the payment thereof. The Borrower acknowledges and agrees that the Bank would not have an adequate remedy at law for failure by the Borrower to pay immediately to the Bank the amount provided under this Section, and that the Bank shall have the right to require the Borrower to perform specifically such undertaking whether or not any of the Letter of Credit Obligations are due and payable. Upon the failure of the Borrower to make any payment required under this Section, the Bank may proceed to use all remedies available at law or equity to enforce the obligation of the Borrower to pay or reimburse the Bank. The balance of any Cash Collateral Deposit due under this Section shall bear interest payable on demand until paid in full at a per annum rate equal to the Default Rate applicable to the LIBO Rate Advances.

Section 7.3. Certain Notices. If notice to the Borrower of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 8.3) at least ten (10) Business Days before the date of intended disposition or other action.

ARTICLE VIII.

Miscellaneous

Section 8.1. No Waiver; Cumulative Remedies. No failure or delay by the Bank in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 8.2. Amendments, Etc. No amendment or waiver of any provision of this Agreement, or any other Loan Documents, nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower, such Guarantor, if applicable, and the Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower or any Guarantor in any case shall entitle the Borrower or such Guarantor to any other or further notice or demand in similar or other circumstances.

Section 8.3. Addresses for Notices, Etc. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, or (c) sent by overnight courier of national reputation, in each case addressed to the party to whom notice is being given at its address as set forth on the signature page hereof, or, as to each party, at such other address as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed to have been given on (a) the date received if personally delivered, (b) when deposited in the mail if delivered by mail, or (c) the date sent if sent by overnight courier, except that notices or requests to the Bank pursuant to any of the provisions of Article II shall not be effective until received by the Bank.

Section 8.4. Further Assurances. The Borrower will from time to time authorize, execute, deliver and/or endorse any and all instruments, documents, conveyances, assignments, security agreements, financing statements and other agreements and writings that the Bank may reasonably request in order to promptly correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgement or recordation thereof. Promptly upon request by the Bank, the Borrower also shall do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all deeds, conveyances, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Bank may reasonably require from time to time in order: (A) to carry out more effectively the purposes of the Loan Documents; (B) to perfect and maintain the validity, effectiveness and priority of any security interests intended to be created by the Loan Documents; and (C) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Bank the rights granted now or hereafter intended to be granted to the Bank under any Loan Document or under any other instrument executed in connection with any Loan Document or that the Borrower may be or become bound to convey, mortgage or assign to the Bank in order to carry out the intention or facilitate the performance of the provisions of any Loan Documents.

Section 8.5. Collateral. Neither this Agreement nor the Security Agreement contemplates a sale of accounts, contract rights or chattel paper, and, as provided by law, the Borrower is entitled to any surplus and shall remain liable for any deficiency. The Bank’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and the Bank need not otherwise preserve, protect, insure or care for any Collateral. The Bank shall not be obligated to preserve any rights the Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application.

Section 8.6. Costs and Expenses. The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses, including (without limitation) reasonable attorneys’ fees (excluding the allocated costs of the Bank’s internal counsel), incurred by the Bank in connection with the Obligations, this Agreement, the other Loan Documents and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including without limitation all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Obligations and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.

Section 8.7. Indemnity. In addition to the payment of expenses pursuant to Section 8.6, the Borrower agrees to indemnify, defend and hold harmless the Bank and each of their respective participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the “Indemnitees”) from and against any of the following (collectively, “Indemnified Liabilities”):

(a) any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents or the making of the Advances;

(b) any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Section 4.12 proves to be incorrect in any respect or as a result of any violation of the covenant contained in Section 5.6(b) unless the Bank has participated in management after foreclosure and, as a result, loses any otherwise available exemption under federal or state environmental laws, rules or regulations; and

(c) any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel, but excluding the allocated costs of the Bank’s internal counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the execution of any Loan Document and the transactions contemplated thereby including, but not limited to, the making of the Loan, or the use or intended use of the proceeds of the Note.

If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee’s request, the Borrower, or counsel designated by the Borrower and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrower’s sole costs and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Borrower’s obligation under this Section shall survive the termination of this Agreement and the discharge of the Borrower’s other obligations hereunder.

Section 8.8. Execution in Counterparts. This Agreement and other Loan Documents may be executed in any number of counterparts, including by facsimile and electronic/e-mail transmission, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

Section 8.9. Binding Effect; Assignment; Complete Agreement; Exchanging Information. The Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Guarantors and any of their respective Subsidiaries with the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the Bank’s prior written consent. This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof.

Section 8.10. Confidentiality. The Bank agrees to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the other Loan Documents or the enforcement of rights under this Agreement or under the other Loan Documents, (e) subject to an agreement containing provisions substantially the same as those of this Section 8.10, to any assignee of or any participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or under the other Loan Documents, (f) with the consent of the Borrower or (h) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 8.10 or (ii) becomes available to the Bank on a non-confidential basis from a source other than the Borrower, any Guarantor or each of their respective Subsidiaries. For purposes of this Section, “Confidential Information” means all non-public, confidential and/or proprietary information of the Borrower, any Guarantor or each of their respective Subsidiaries, now or at any time hereafter provided to the Bank by the Borrower, any Guarantor or each of their respective Subsidiaries, or by any of the officers, employees, agents or representatives of the Borrower, any Guarantor or each of their respective Subsidiaries, in connection with this Agreement and the other Loan Documents, and shall include, without limitation, any and all financial, technical and/or business information relating to the Borrower, any Guarantor or each of their respective Subsidiaries, including trade secrets, research and development test results, marketing or business plans and strategies, forecasts, budgets, projections, customer and supplier information, and any other analyses, computations or studies prepared by or for the Borrower, any Guarantor or each of their respective Subsidiaries. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section 8.10 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

Section 8.11. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 8.12. Headings. Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 8.13. Governing Law; Jurisdiction, Venue; Waiver of Jury Trial. The Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Minnesota. This Agreement shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Minnesota. The parties hereto hereby (i) consents to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy related to this Agreement; (ii) waives any argument that venue in any such forum is not convenient, (iii) agrees that any litigation initiated by the Bank or the Borrower in connection with this Agreement or the other Loan Documents shall be venued in either the District Court of Hennepin County, Minnesota, or the United States District Court, District of Minnesota, Fourth Division; and (iv) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. JURY WAIVER. THE PARTIES HERETO (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE BORROWER, ON THE ONE HAND, AND THE BANK OR ANY OF ITS AFFILIATES, ON THE OTHER HAND, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN.

Section 8.14. USA Patriot Act Notification. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual Bank will ask for Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify Borrower, and if Borrower is not an individual Bank will ask for Borrower’s name, taxpayer identification number, business address, and other information that will allow Bank to identify Borrower. Bank may also ask, if Borrower is an individual to see Borrower’s driver’s license or other identifying documents, and if Borrower is not an individual to see Borrower’s legal organizational documents or other identifying documents.

Section 8.15. WAIVER OF SPECIAL DAMAGES. THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

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SIGNATURE PAGE TO CREDIT AGREEMENT

BY AND BETWEEN

SPS COMMERCE, INC. AND JPMORGAN CHASE BANK, N.A.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SPS COMMERCE, INC.

By:	/s/ Kimberly Nelson
Kimberly Nelson
Its: Chief Financial Officer

Address:
SPS Commerce, Inc.
Accenture Tower
333 South Seventh, Suite 1000
Minneapolis, Minnesota 55402
Telephone: (612) 435-9400
Fax: (612) 435-9402
Attention: Chief Financial Officer

with copy to (which shall not constitute notice):

Faegre & Benson LLP
90 South Seventh, Suite 2200
Minneapolis, Minnesota 55402
Telephone: (612)766-7000
Fax: (612) 766-1600
Attention: Arleen A. Nand

SIGNATURE PAGE TO CREDIT AGREEMENT

BY AND BETWEEN

SPS COMMERCE, INC. AND JPMORGAN CHASE BANK, N.A.

JPMORGAN CHASE BANK, N.A.

By:	/s/ Jay A. Isaman
Jay A. Isaman
Its: Senior Banker

Address:
225 South Sixth Street
Suite 2500
Minneapolis, MN 55402
Telephone: (612) 215-3080
Fax: (612) 333-9194
Attention: Jay A. Isaman

TABLE OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Revolving Note

Exhibit B	Borrowing Base Certificate

Exhibit C	Compliance Certificate

Exhibit D	Ownership of the Guarantor and SPS Commerce Hong Kong Limited

Schedule 4.1	Trade Names, Chief Executive Office, Principal Place of Business, Locations of Collateral, and Ownership

Schedule 4.4	Subsidiaries

Schedule 4.6	Litigation

Schedule 4.8	Taxes

Schedule 4.10	Owned Intellectual Property

Schedule 4.11	Plans

Schedule 4.18	Licenses, etc.

Schedule 6.1	Permitted Liens

Schedule 6.2	Permitted Indebtedness and Guaranties

Schedule 6.4	Investments and Subsidiaries